Exhibit 10.3
CONFORMED COPY
AMENDED AND RESTATED
SECURED INDEX-LINKED TERM FACILITY AGREEMENT
£65,000,000
FACILITY AGREEMENT
dated 20 April 2005
BOURNEMOUTH & WEST HAMPSHIRE WATER PLC
and
BOURNEMOUTH & WEST HAMPSHIRE WATER HOLDINGS LIMITED
and
ARTESIAN FINANCE II PLC
and
BOURNEMOUTH WATER PLC
and
WEST HAMPSHIRE WATER PLC
with
THE ROYAL BANK OF SCOTLAND PLC
acting as Agent and Index Calculation Agent
THIS FACILITY AGREEMENT IS ENTERED INTO WITH
THE BENEFIT OF AND SUBJECT TO THE TERMS OF
THE BORROWER STID DATED 20 April 2005
Linklaters
Ref: ASLH/MMS/MRT

-i-

TABLE OF CONTENTS
(continued)

-ii-

THIS AGREEMENT is dated 20 April 2005 and made between:
(1)	BOURNEMOUTH & WEST HAMPSHIRE WATER PLC, registration number 02924312 (the “Borrower”);

(2)	BOURNEMOUTH & WEST HAMPSHIRE WATER HOLDINGS LIMITED, registration number 5321147 (“HoldCo”);

(3)	ARTESIAN FINANCE II PLC (the “Lender”);

(4)	THE ROYAL BANK OF SCOTLAND PLC as agent of the other Facility Parties (the “Agent”);

(5)	BOURNEMOUTH WATER PLC, registration number 02745054 (“BW”);

(6)	WEST HAMPSHIRE WATER PLC, registration number 02745059 (“WHW”); and

(7)	THE ROYAL BANK OF SCOTLAND PLC as index calculation agent (the “Index Calculation Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise defined in this Clause 1.1 or the context requires otherwise, words and expressions used in this Agreement have the meanings and constructions ascribed to them in the Borrower STID (as defined below).

“Availability Period” means the period from and including the date of this Agreement to and including the date which is three Business Days after the date of this Agreement.

“Base Index Figure” means (subject to Clause 10.2(b)) 187.4 (being the United Kingdom All Items Retail Price Index (RPI) for August 2004).

“Bond Conditions” means the terms and conditions of the Bonds as set out in Schedule 4 (Bond Conditions) as amended, supplemented, restated or replaced from time to time with the agreement of the Parties.

“Bond Equivalent Loan Amount” means an amount equal to the product of the Loan (unindexed) multiplied by the Bond/Loan Ratio.

“Bond/Loan Ratio” means 1.06093846154, being the ratio of:

(a)	the Outstanding Principal Balance of the Series of Bonds issued by the Lender to raise funds to acquire the Facility and for which the related borrower is the Borrower at the time of such issue; to

(b)	£65,000,000.
“Bonds” means the guaranteed secured index linked bonds issued by the Lender from time to time under its £500,000,000 programme dated 13 April 2005.
“Bond Redemption Date” means the date which is agreed by the Lender and the Borrower to be the date to be specified in the relevant Redemption Notice (as defined in the Bond Conditions) as being the date for redemption of Bonds as a result of a prepayment by the Borrower under Clause 9.1 (Voluntary prepayment of Loan) and which is a date which complies with the requirements of Condition 5 (Redemption and Purchase) of the Bond Conditions.
“Bond Trustee” means the bond trustee in relation to the Bonds.
“Bond Trust Deed” has the meaning given to that term in the Bond Conditions.
“Borrower Secured Subsidiaries” means BW and WHW and “Borrower Secured Subsidiary” means either one of them.
“Borrower STID’ means the borrower security trust and intercreditor deed dated 20 April 2005 between, inter alios, the Borrower, HoldCo and Capita IRG Trustees Limited (as Borrower Security Trustee).
“Borrower Taxation Event” means an event whereby any sum payable to the Lender by an Obligor is required to be increased under Clause 12.2(c) (Tax Gross-up).
“Circular” means the circular to shareholders of the Borrower dated on or about 18 February 2005.
“Commitment” means £65,000,000 to the extent not cancelled or reduced under this Agreement.
“Companies Act” means the Companies Act 1985, as amended.
“Court” means the High Court of Justice in England and Wales.
“Covenants” means the covenants set out in Clauses 6 (Financial Covenants), 7 (Financial Information Covenants), 8 (Positive Covenants) and 9 (Negative Covenants) of the Borrower STID.
“EGM” means the extraordinary general meeting of the Borrower in relation to, inter alia, the Reduction of Capital and the Return, and any adjournment of that meeting as detailed in the Circular.

“Facility” means the secured index-linked term loan facility made available under this Agreement as described in Clause 3 (The Facility).
“Facility Documents” means this Agreement, the Borrower Security Documents, the Borrower Account Bank Agreement, any deeds of accession to the Borrower STID entered into by a New Lender or a Qualifying Debt Representative in relation to this Facility and any other document designated as such by the Agent and the Borrower.
“Facility Office” means the office or offices notified by the Lender to the Agent in writing on or before the date it becomes the Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Facility Party” means the Agent, the Index Calculation Agent or the Lender.
“Fixed Amount”, “Fixed Amount Payment Date”, “Floating Amount” and “Floating Amount Payment Date” shall have the meanings given to them in the Hedge Transaction.
“FSA” means Financial Security Assurance (U.K.) Limited, a company incorporated with limited liability under the laws of England and Wales (registration number 2510099).
“FSA I&I Agreements” means the Bond Insurance and Indemnity Agreement made between FSA and the Lender and the Swap Insurance and Indemnity Agreement made between FSA and the Lender (“Swap I&I”), each dated on or about the date hereof.
“Group” means HoldCo, the Borrower and their respective Subsidiaries from time to time.
“Hedge Termination Amount” means the amount received by the Lender from the Lender Hedge Counterparty under the Hedge Transaction or payable by the Lender to the Lender Hedge Counterparty on termination or partial termination of the Hedge Transaction.
“Hedge Transaction” means the Initial Hedge Transaction or any replacement transaction entered into pursuant to Clause 6.3 (Replacement Hedge Transactions on Lender Hedge Counterparty Termination Event).
“Index” or “Index Figure” means, subject as provided in Clause 10 (Indexation), the United Kingdom All Items RPI as published by the Office for National Statistics (January 1987 = 100) contained in the Monthly Digest of Statistics (or contained in any official publication substituted therefor) or any comparable index which may replace the Index for the purpose of calculating the amount payable on repayment of the Reference Gilt.
Any references to the Index Figure applicable to a particular month shall, subject as provided in Clause 10 (Indexation), be construed as a reference to the Index Figure published in the Monthly Digest of Statistics (or in any official publication substituted therefor) in the seventh month prior to that particular month and relating to the month immediately before that of such publication.
“Indexation Adviser” means the index-linked gilt-edged market maker or other adviser selected by the Borrower and approved by the Index Calculation Agent (such approval not to be unreasonably withheld or delayed) or in the event that the Borrower fails to select such person within a reasonable period of time, such person as the Agent in its sole discretion may determine to be the most appropriate.
“Index Ratio” applicable to any month means the Index Figure applicable to that month divided by the Base Index Figure multiplied by 1.0011.
“Indexed Loan Amount” means the Loan (or part thereof) together with interest accrued but unpaid up to and including the date of payment of such amount by the Borrower in each case1 multiplied by the Index Ratio applicable to the month in which the payment is made.
“Initial Hedge Transaction” has the meaning given to it in Clause 6.2 (Initial Hedge Transaction).
“Interest Rate” means 3.0837 per cent. per annum.
“Issuer Debenture” has the meaning given to that term in the Bond Conditions.
“Issuer Finance Documents” has the meaning given to it in the Bond Trust Deed.
“Issuer Security Trustee” means the security trustee in relation to the Bonds.
“Issuer Security Trust and Intercreditor Deed” or “Issuer STID” has the meaning given to “Issuer Security and Trust Intercreditor Deed” in the Bond Conditions.
“Latest Financial Statements” means:
(a)	in respect of each Obligor, the most recent audited unconsolidated annual financial statements of that Obligor; and

(b)	in respect of the Borrower only, its most recent audited consolidated annual financial statements, in each case, prior to the date of this Agreement.
“Lender Hedge Counterparty” means, in respect of a Hedge Transaction, the counterparty to the Lender under that Hedge Transaction.
“Lender Hedge Counterparty Termination Event” has the meaning given to it in Clause 6.3 (Replacement Hedge Transactions on Lender Hedge Counterparty Termination Event).

“Lender Taxation Event” means the Lender becoming entitled under Condition 5.14 (Early Redemption for Issuer Taxation Reasons) of the Bond Conditions to redeem the Bonds.
“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Loan/Bond Ratio” means 0.9425617378, being the ratio of:
(a)	£65,000,000; to

(b)	the Outstanding Principal Balance of the Series of Bonds issued by the Lender to raise funds to acquire the Facility and for which the related borrower is the Borrower under the Facility at the time of such issue.
“Loan Payment Date” means each date falling two Business Days prior to each Scheduled Payment Date.
“Loan Prepayment Payment Date” means any date which is agreed by the Lender and the Borrower to be the date on which the amount to be paid by the Borrower in respect of a prepayment of the Loan under Clause 9.1 (Voluntary prepayment of Loan) shall have been received by the Lender and which is no later than 30 days and no earlier than 60 days before the relevant Bond Redemption Date and if the Borrower and Lender are unable to agree such a date, such date shall be the date which is 60 days before the relevant Bond Redemption Date.
“Minimum Swap Rating” in respect of a person means that the long term unsecured unguaranteed and unsubordinated obligations of that person are rated at least AA- by S&P and Aa3 by Moody’s.
“Obligors” means the Borrower, HoldCo and the Borrower Secured Subsidiaries and “Obligor” means any one of them.
“Ordinary Shares” means the ordinary shares with a nominal value of £1 each in the share capital of the Borrower.
“Original Lender” means the Lender as original lender under the Facility.
“Outstanding Principal Balance” has the meaning given to that term in the Bond Conditions.
“Parent” means Cascal Services Limited, registration number 03757398.
“Party” means a party to this Agreement.
“Petition” means the petition to the Court to sanction the Reduction of Capital and the Return.

“Preference Shares” means the preference shares with a nominal value of £1.00 each in the share capital of the Borrower.
“Premium Supplement” means any premium supplement payable by the Lender to Financial Security Assurance (U.K.) Limited pursuant to the Insurance and Indemnity Agreement.
“RBS” means The Royal Bank of Scotland plc.
“Reduction of Capital” means the proposed reduction of capital of the Borrower under section 135 of the Companies Act as described in the Circular.
“Reference Gilt” means, on any day, such index-linked sterling obligation of the United Kingdom Government listed on the Official List maintained by the Financial Services Authority in its capacity as the UK Listing Authority and traded on London Stock Exchange plc’s market for listed securities whose duration most closely matches that of the Loan on such day as the Index Calculation Agent may from time to time determine to be appropriate on the advice of the Indexation Adviser; and for which purpose duration shall mean Macauley Duration calculated on the basis of the formula set out on page 119 of The Handbook of Fixed Income Securities Second Edition 1987, published by Dow Jones-Irwin.
“Repeating Representations and Warranties” means each of the representations and warranties set out in Clauses 5.2 (Status), 5.5 (Non-violation), 5.6 (Compliance with law, etc.), 5.8 (Subsidiaries), 5.9 (Consents), 5.10 (No default), 5.12 (Litigation), 5.13.1 (Tax), 5.14 (Security and Ranking), 5.16 (No Winding-up or Special Administration), 5.17 (except for Clauses 5.17.3 and 5.17.4) (Full Disclosure), 5.18 (Financial Information), in the case of HoldCo only, 5.7.1 (Ownership) and, in the case of the Borrower only, 5.7.2 (Ownership) and 5.11 (Profits and Options) of the Borrower STID.
“Representations and Warranties” means the representations and warranties set out in Clause 5 (Representations and Warranties) of the Borrower STID.
“Return” means the proposed return of approximately £38,750,000 to the holders of Preference Shares, subject to (i) the approval of such holders and the holders of Ordinary Shares at the EGM and (ii) the approval of the Court.
“Sterling” means the lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland.
“Swap Policy” means the financial guaranty insurance policy and the endorsement thereto to which the Swap I&I relates.
“Taxes Act” means the Income and Corporation Taxes Act 1988.
“Termination Date” shall have the meaning defined in the Hedge Transaction.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Facility Documents.
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).
1.2	Interpretation
(a)	In this Agreement, the rules of interpretation contained in Clause 1.2 (Interpretation) of the Borrower STID shall apply to the construction of this Agreement and in addition unless a contrary indication appears any reference in this Agreement to:
(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(iii)	“continuing” means in respect of any Borrower Taxation Event that such event has occurred and at the relevant time the circumstances giving rise to the requirement for indemnification still apply;

(iv)	the “principal amount” or “principal” of the Loan shall include the amount payable by the Borrower under Clauses 8 (Repayment), 9.1 (Voluntary prepayment of Loan), 9.5 (Hedge Termination Amounts) and 6.3(b)(i) on the Termination Date (as defined in the Hedge Transaction);

(v)	“interest” on the Loan shall include amounts payable by the Borrower under Clauses 6.4 (Withholding Tax), 6.5 (Shortfall) and 6.3(b)(i) on any Fixed Amount Payment Date (as defined in the Hedge Transaction) other than the Termination Date (as defined in the Hedge Transaction), 11.3 (Default Interest), 12.2 (Tax gross-up) or 12.3 (Tax indemnity); and

(vi)	a time of day is a reference to London time.
(b)	The provisions of Clauses 1.3 (Currency Symbols and Currency Conversions), 14 (Statutes), 1.5 (Headings), 1.6 (Documents), 1.7 (Successors, transferees and assigns), 1.8 (Redenomination and Alternative Currencies), 1.9 (Payments), 1.10 (Basis of Accrual) and 1.11 (Rounding and other Consequential Changes) of the Borrower STID apply to this Agreement, with such changes as the context requires.

(c)	This Agreement amends and restates the secured indexed-linked term facility agreement of £65,000,000 made on or around the date hereof between, inter alios, the Agent, the Borrower and HoldCo.

1.3	Double Counting

For the avoidance of doubt, any payment to be made by the Borrower in respect of any indemnity, fee or cost and expense under this Agreement or the other Facility Documents shall be made without double counting, taking into account any payment made by the Borrower under the other provisions of this Agreement or any of the other Facility Documents.

1.4	Third Party Rights

A person, other than the Borrower Security Trustee, who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	BORROWER STID

The provisions of this Agreement shall take effect subject to the terms and conditions of the Borrower STID. If there is any conflict between the provisions of this Agreement and the Borrower STID, the provisions of the Borrower STID shall prevail.

SECTION 2
THE FACILITY
3.	THE FACILITY

3.1	The Facility

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a secured index-linked term loan facility in Sterling in an aggregate amount equal to the Commitment.

3.2	Facility Party rights and obligations
(a)	No Facility Party is responsible for the obligations of any other Facility Party under the Facility Documents.

(b)	A Facility Party may, except as otherwise stated in the Facility Documents, separately enforce its rights under the Facility Documents.
4.	PURPOSE

4.1	Purpose
(a)	The Borrower shall apply all amounts borrowed by it under the Facility in or towards financing or refinancing:
(i)	the capital expenditure requirements of the Borrower;

(ii)	the repayment of Preference Shares;

(iii)	the repayment of outstanding facilities provided to the Borrower;

(iv)	the capital restructuring requirements of the Borrower;

(v)	the working capital requirements of the Borrower; and

(vi)	other general corporate requirements.
(b)	No amount borrowed under the Facility shall be applied in any manner that may be illegal or contravene the provisions of section 151 of the Companies Act 1985.
4.2	Monitoring

No Facility Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5.	CONDITIONS OF UTILISATION

5.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lender promptly upon being so satisfied.

5.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 7.4 (Lender’s participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Trigger Event, Potential Trigger Event, Acceleration Event or Potential Acceleration Event is continuing or would result from the proposed Loan;

(b)	the Repeating Representations and Warranties are true in all material respects; and

(c)	in the opinion of the Lender, there has been no material adverse change in the business, assets or conditions (financial or otherwise) of any Obligor which would materially and adversely affect the performance of that Obligor’s obligations under the Borrower Finance Documents to which that Obligor is a party.
6.	HEDGE TRANSACTIONS AND REPLACEMENTS

6.1	Application of Clauses 6, 9.4(b) and 9.5

This Clause 6 and Clauses 9.4(b) and 9.5 (Hedge Termination Amounts) will only apply if the Lender enters into the Initial Hedge Transaction as contemplated by Clause 6.2 (Initial Hedge Transaction).

6.2	Initial Hedge Transaction

The Borrower acknowledges that the Lender will enter into a swap transaction with the Lender Hedge Counterparty (the “Initial Hedge Transaction”) in connection with its entering into this Agreement substantially on the terms of the ISDA master agreement, schedule and confirmation initialed by the Lender and the Borrower for the purposes of identification only.

6.3	Replacement Hedge Transactions on Lender Hedge Counterparty Termination Event
(a)	The Borrower undertakes to the Lender that if the Hedge Transaction (or a replacement thereof) is terminated by reason of an Event of Default or Termination Event (each as defined in the Hedge Transaction) in respect of which the Lender Hedge Counterparty is the Defaulting Party or, as the case may be, the sole Affected Party for the purposes of section 6(b) of the ISDA master agreement documenting the Hedge Transaction (other than the Additional Termination Event set out in Part 1(i)(aa) of the schedule in relation to the Initial Hedge Transaction or the corresponding event in any replacement Hedge Transaction) (as each such term is defined in the Hedge Transaction) (a “Lender Hedge Counterparty Termination Event”), for so long as the Loan is still outstanding, the Borrower will use its reasonable endeavors to procure that a counterparty which has or which is guaranteed by a guarantor with a Minimum Swap Rating enters into a replacement hedge transaction with the Lender (to the extent such is available on commercially reasonable terms) on substantially similar terms to the Initial Hedge Transaction and the Lender shall co-operate with the Borrower and any replacement counterparty to enter into such replacement Hedge Transaction. The Borrower shall, within three Business Days of demand, pay by way of indemnity to the Lender the amount of all costs and expenses (including any premium payable to the Lender Hedge Counterparty under the replacement Hedge Transaction) incurred by the Lender in connection with entering into the replacement Hedge Transaction in the circumstances contemplated by the previous sentence. If, however, a premium is payable by the Lender Hedge Counterparty to the Lender under the replacement Hedge Transaction, the Lender shall within three Business Days of receipt thereof, pay an amount equal to such premium received by it to the Borrower or, if the Borrower so requests in writing, the Lender shall procure that the Lender Hedge Counterparty will pay such amount direct to the Borrower.

(b)	If, notwithstanding such reasonable endeavors by the Borrower, no replacement Hedge Transaction is entered into and for so long as no Hedge Transaction is in place:
(i)	if the Lender determines in good faith that on a date which would have been a Fixed Amount Payment Date, a Fixed Amount would have been payable by the relevant Lender Hedge Counterparty if that Hedge Transaction had not been terminated: (x) the interest payable by the Borrower on the Loan Payment Date immediately following that Fixed Amount Payment Date under Clause 11.2 (Payment of Interest) shall be increased by an amount equal to the Fixed Amount which would have been payable on that Fixed Amount Payment Date (as determined in good faith by the Lender and as notified by the Lender to the Borrower); and (y) if such Fixed Amount Payment Date would have been the Termination Date falling in September 2033 the amount repaid by the Borrower on the Loan Payment Date immediately following the Termination Date under Clause 8 (Repayment) shall be increased by an amount equal to the Fixed Amount (as determined in good faith by the Lender and as notified by the Lender to the Borrower) which would have been payable on the Termination Date; and

(ii)	if the Lender determines in good faith that, on a date which would have been a Floating Amount Payment Date, a Floating Amount would have been payable by the Lender if that Hedge Transaction had not been terminated: (x) the interest payable by the Borrower on the Loan Payment Date immediately preceding that Floating Amount Payment Date under Clause 11.2 (Payment of Interest) shall be reduced by an amount equal to the Floating Amount which would have been payable on that Floating Amount Payment Date (as determined in good faith by the Lender and as notified by the Lender to the Borrower); and (y) if such Floating Amount Payment Date would have been the Termination Date falling in September 2033, the amount repaid by the Borrower on the Loan Payment Date immediately preceding the Termination Date under 8 (Repayment) shall be reduced by an amount equal the Floating Amount (as determined in good faith by the Lender and as notified by the Lender to the Borrower) which would have been payable on the Termination Date.
6.4	Withholding Tax

If on any Fixed Amount Payment Date the Lender would be required to pay additional amounts under the Hedge Transaction to the Lender Hedge Counterparty in respect of any Indemnifiable Tax (as defined in the Hedge Transaction), the Lender shall notify the Agent of the occurrence of such event as soon as reasonably practicable after becoming aware of it, following which the Agent shall notify the Borrower. In such circumstances the Borrower shall pay to the Lender on the Loan Payment Date immediately following such Fixed Amount Payment Date a sum equal to the amount of such additional amount, to be paid by the Lender to the Lender Hedge Counterparty, under this Agreement by way of additional interest.

6.5	Shortfall

The Borrower acknowledges that the Lender Hedge Counterparty is obliged to make payments to the Lender under the terms of the Hedge Transaction. If, by reason of the Lender Hedge Counterparty being required by law to make a deduction or withholding for or on account of Tax, the amount of any payment actually received by the Lender from the Lender Hedge Counterparty on any Fixed Amount Payment Date is less than the amount which the Lender should have received under the terms of the Hedge Transaction on such Fixed Amount Payment Date had no such deduction or withholding been made (the difference between such amounts, the “Shortfall”), then the Borrower shall pay to the Lender the amount of the Shortfall on the Loan Payment Date immediately following such Fixed Amount Payment Date by way of additional interest under this Agreement. The Lender Hedge Counterparty shall promptly notify both the Borrower and the Lender as soon as it becomes aware that it is required by law to make a deduction or withholding as envisaged in this Clause 6.5.

6.6	Refund in respect of tax credits

If the Lender has paid an additional amount under the Hedge Transaction in respect of any Tax and subsequently receives a refund (a “Refund”) from the Lender Hedge Counterparty in respect of Tax Credits (as defined in the Hedge Transaction) attributable to that payment the Lender shall promptly pay to the Borrower as a rebate of additional interest such amount as the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been had it not received the Refund.

6.7	Enforcement of rights and Amendment of Issuer STID and other Issuer Finance Documents
(a)	The Lender undertakes to the Borrower that, except if the Borrower otherwise agrees, it will enforce the rights available to it under paragraphs (i) (Deduction or Withholding for Tax) and (k) (Transfer upon Gross Up) of Part 5 of the Schedule to the ISDA master agreement relating to the Initial Hedge Transaction and any equivalent provision of any replacement Hedge Transaction.

(b)	The Lender also undertakes to the Borrower that, subject to the following provisions of this paragraph (b) and the provisions of the Issuer STID, it will not, without the prior written consent of the Borrower, make or consent to any amendment to paragraphs 5 or 7 of Schedule 2 (Issuer Pre-Enforcement Payments Priorities) or paragraphs 4 or 7 of Schedule 3 (Issuer Post-Enforcement Payments Priorities) of the Issuer STID or to Clause 5.2.10 of the Issuer STID or any other amendment to those Schedules of the Issuer STID which would have the effect of postponing the priority of the payments due to the Borrower referred to in those paragraphs. Notwithstanding the foregoing, the prior consent of the Borrower shall not be required for any amendment to correct a manifest error or which is of a formal, technical or minor nature.

(c)	The Lender shall comply with its obligations under Clause 5.2.10 of the Issuer STID and shall not agree to an amendment of Bond Conditions 1.4, 4 and 5 or the Initial Hedge Transaction, the FSA I&I Agreements, the Bond Policy or the Swap Policy without the prior written consent of the Borrower (which consent will not be unreasonably withheld or delayed) if such amendments could impose or result in the Borrower being obliged to pay material additional costs, fees or expenses that it would not otherwise have been obliged to pay under the terms of the Facility Documents or if it would result in any increase in the amount payable by the Borrower pursuant to Clause 9.1. If the Lender agrees to an amendment without the Borrower’s prior written consent in contravention of this paragraph 6.7(c), the amount payable by the Borrower under this Agreement shall not exceed the amount which would otherwise have been payable but for such amendment.

SECTION 3
UTILISATION
7.	UTILISATION

7.1	Delivery of the Utilisation Request
(a)	The Borrower may only deliver one Utilisation Request.

(b)	The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10.00 a.m. on the proposed Utilisation Date unless the Agent otherwise agrees.
7.2	Completion of the Utilisation Request
(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 7.3 (Currency and amount); and

(iii)	it specifies the account and bank (both of which must be located in London) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in the Utilisation Request.
7.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be Sterling.

(b)	The amount of a proposed Loan must be the Commitment.
7.4	Lender’s participation

If the conditions set out in this Agreement have been met, on the Utilisation Date, the Lender shall transfer to such account of the Borrower specified in the Utilisation Request an amount equal to the Commitment.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
8.	REPAYMENT

The Borrower shall repay the Indexed Loan Amount on the Loan Payment Date falling immediately prior to the final Scheduled Payment Date.

9.	PREPAYMENT AND BOND PURCHASE OPTION

9.1	Voluntary prepayment of Loan

The Borrower may, if it gives the Agent not less than 45 days’ (or such shorter period as the Lender may agree) prior written notice, prepay:
(a)	the whole but not part only of the Loan if a Lender Taxation Event occurs, at an amount equal to the amount payable by the Lender in respect of a redemption of Bonds (other than any amount in respect of accrued interest thereon) having an Outstanding Principal Balance equal to the Bond Equivalent Loan Amount pursuant to Condition 5.14 (Early Redemption for Issuer Taxation Reasons) of the Bond Conditions on the Bond Redemption Date;

(b)	(subject to the proviso to this Clause 9.1) the whole but not part only of the Loan if a Borrower Taxation Event occurs and is continuing, at an amount equal to the amount payable by the Lender in respect of a redemption of Bonds (other than any amount in respect of accrued interest thereon) having an Outstanding Principal Balance equal to the Bond Equivalent Loan Amount pursuant to Condition 5.7 (Early Redemption for Borrower Taxation Reasons) of the Bond Conditions on the Bond Redemption Date; and

(c)	the whole but not part only of the Loan in all other circumstances, at an amount equal to the amount payable by the Lender in respect of a redemption of Bonds (other than any amount in respect of accrued interest thereon) having an Outstanding Principal Balance equal to the principal amount of the Bond Equivalent Loan Amount calculated in relation to the principal amount of the Loan which the Borrower has notified the Lender as being the amount of the Loan which it intends to redeem pursuant to Condition 5.2 (Optional Redemption and FSA Redemption Option) of the Bond Conditions on the Bond Redemption Date,
PROVIDED THAT the Borrower may not make a prepayment under (b) above unless the Lender has taken all reasonable steps in accordance with Clause 14.1 (Mitigation), but has failed, to mitigate the circumstances giving rise to the relevant Borrower Taxation Event so that the relevant Tax Deduction is no longer required to be made by the Borrower.

9.2	Bond Purchase Option
(a)	The Borrower may, at any time but subject to the other provisions of this Clause 9.2, purchase any Bonds on the open market or by tender (available to all Bondholders alike) or by private treaty at any price provided that immediately following any such purchase, the Borrower shall surrender the purchased Bonds to the Lender. Any such purchase must comply with the applicable requirements (if any) of the London Stock Exchange or such other exchange on which the Bonds may be listed.

(b)	Upon surrender of the purchased Bonds to the Lender and following the payment by the Borrower to the Lender of an amount equal to the relevant Hedge Termination Amount (if any) payable by the Lender, an amount of the principal amount outstanding of the unindexed Loan equal to the Outstanding Principal Balance of the surrendered Bonds multiplied by the Loan/Bond Ratio shall be deemed to have been prepaid together with interest on the relevant amount of the unindexed Loan accrued but unpaid up to the date of surrender.
9.3	Restrictions
(a)	Any notice of prepayment given by any Party under Clause 9.1 (Voluntary prepayment of Loan) shall be irrevocable and shall specify the date proposed by the Borrower as the Loan Prepayment Payment Date and the amount of the Loan which the Borrower wishes to prepay.

(b)	Any prepayment may only be made on a day which is a Business Day.

(c)	Any prepayment under this Agreement shall be made together with:
(i)	accrued interest on the amount prepaid in an amount equal to the accrued interest payable on the redemption of the Bonds having an Outstanding Principal Balance equal to the Bond Equivalent Loan Amount as referred to in Clause 9.1(a), (b) or (c) as applicable and such payment shall otherwise discharge the Borrower’s obligation to pay accrued interest on the amount prepaid under Clauses 11.1 and 11.2; and

(ii)	an amount equal to the relevant Hedge Termination Amount (if any) payable by the Lender under Clause 9.5 (Hedge Termination Amounts), and without premium or penalty.
(d)	The Borrower may not reborrow any part of the Facility which is prepaid.

(e)	The Borrower shall not repay or prepay all or any part of the Loan except in the circumstances described herein and at the times and in the manner expressly provided for in this Agreement.

(f)	The Borrower shall pay all amounts required to be paid by it under Clause 9.1 (Voluntary prepayment of Loan) on the relevant Loan Prepayment Payment Date.

(g)	If the Agent receives a notice under this Clause 9 it shall:
(i)	promptly forward a copy of that notice to the Lender, as appropriate and in all cases, copied to the Issuer Security Trustee; and

(ii)	notify the Borrower of the amount which it will be required to pay on the relevant repayment or prepayment date.
(h)	If the Lender receives a notice in relation to a prepayment pursuant to Clause 9.1 (Voluntary prepayment of Loan) and the Borrower, in such circumstances, has complied with Clause 9.3(f), the Lender shall be obliged to redeem the appropriate number of Bonds in accordance with the Bond Conditions on the Bond Redemption Date.
9.4	Refund of Interest
(a)	If the Borrower exercises its rights to make a prepayment under Clause 9.1 (Voluntary prepayment of Loan) and such prepayment is made in accordance with this Clause 9, the Lender shall pay to the Borrower within five Business Days of the relevant Bond Redemption Date an amount equal to the interest received by the Lender on the amount paid by the Borrower to the Lender pursuant to Clause 9.1 (Voluntary prepayment of Loan) during the period beginning on (but excluding) the relevant Loan Prepayment Payment Date to (and including) the relevant Bond Redemption Date.

(b)	The Lender shall pay to the Borrower within five Business Days of being credited with such interest an amount equal to any interest earned by the Lender on amounts received as Hedge Termination Amounts paid to the Lender by the Lender Hedge Counterparty.
9.5	Hedge Termination Amounts
(a)	If while there is a Hedge Transaction in place, the Borrower exercises its rights to make a prepayment under Clause 9.1 (Voluntary prepayment of Loan) or a deemed prepayment under Clause 9.2 (Bond Purchase Option):
(i)	if the Hedge Termination Amount is payable by the Lender to the Lender Hedge Counterparty, the Borrower will pay the Lender by way of principal an amount equal to that Hedge Termination Amount and such amount shall be payable on the Loan Prepayment Date or, as the case may be, the date the Bonds are surrendered under Clause 9.2 (Bond Purchase Option); and

(ii)	if the Hedge Termination Amount is payable by the Lender Hedge Counterparty to the Lender, the Lender will pay to the Borrower an amount equal to the amount received by it in respect of that Hedge Termination Amount and such amount shall be payable five Business Days after receipt thereof by the Lender.
(b)	If while there is a Hedge Transaction in place, the Loan has been declared to be immediately due and payable or due and payable upon demand under Clause 19 (Consequences of Acceleration Events) or an Acceleration Event (as referred to in Clause 19) occurs and upon or following such declaration or Acceleration Event, the Hedge Transaction is terminated by the Lender Hedge Counterparty or the Lender:
(i)	if the Hedge Termination Amount is payable by the Lender to the Lender Hedge Counterparty, the Borrower will pay the Lender, upon demand, by way of principal an amount equal to that Hedge Termination Amount; and
(ii)	if the Hedge Termination Amount is payable by the Lender Hedge Counterparty and the Borrower has otherwise paid all amounts due from any Obligor to any Facility Party under the Facility Documents, the Lender will pay the Borrower an amount equal to the amount received by it in respect of the Hedge Termination Amount and such amount shall be payable five Business Days after receipt thereof by the Lender.
(c)	If a Hedge Transaction is terminated by reason of a Lender Hedge Counterparty Termination Event:
(i)	if the Hedge Termination Amount is payable by the Lender to the Lender Hedge Counterparty, the Borrower will pay the Lender by way of principal an amount equal to that Hedge Termination Amount and such amount shall be payable five Business Days following demand by the Lender; and

(ii)	if the Hedge Termination Amount is payable by the Lender Hedge Counterparty, the Lender will pay the Borrower an amount equal to the amount received by it in respect of the Hedge Termination Amount and such amount shall be payable five Business Days after receipt thereof by the Lender.

SECTION 5
COSTS OF UTILISATION
10.	INDEXATION

10.1	Application of the Index Ratio

Each payment of interest and principal (save for amounts payable by the Borrower under Clauses 6.4 (Withholding Tax), 6.5 (Shortfall), 9.1 (Voluntary prepayment of Loan) or 9.5 (Hedge Termination Amounts)) due and payable in respect of the Loan shall be multiplied by the Index Ratio applicable to the month in which such payment is due and payable and rounded to four decimal places (0.00005 being rounded upwards).

10.2	Change in base

If at any time and from time to time the Index shall be changed by the substitution of a new base therefor, then with effect from the calendar month from and including that in which such substitution takes effect:
(a)	the definition of “Index” and “Index Figure” in Clause 1.1 (Definitions) shall be deemed to refer to the new date or month in substitution for January 1987 (or, as the case may be, to such other date or month as may have been substituted therefor); and

(b)	the new Base Index Figure shall be the product of the existing Base Index Figure and the Index Figure immediately following such substitution, divided by the Index Figure immediately prior to such substitution.
10.3	Delay in publication of Index

If in relation to a particular Scheduled Payment Date or to the repayment of the Loan in whole or in part and other than in circumstances which then appear to fall within Clause 10.4 (Cessation of or fundamental changes to the Index) the Index Figure which is normally published in the Monthly Digest of Statistics in the seventh month and which relates to the eighth month (the “relevant month”) before the month in which a payment is due to be made is not published on or before the fourteenth business day before the date (the “date for payment”) on which such payment is due, the Index Figure applicable to the month for which the date for payment falls shall be:
(a)	such substitute index figure (if any) as the Index Calculation Agent determines to have been published by the Bank of England or such other body designated by the UK Government for such purpose for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury stock selected by the Indexation Adviser; or

(b)	if no such determination or selection is made by the Index Calculation Agent or (as the case may be) the Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Clause 10.3(a)) before the date for payment. Where the provisions of this Clause 10.3 apply, the determination of the Indexation Adviser as to the Index Figure applicable to the month in which the date for payment falls shall be conclusive and binding. If an Index Figure is applied pursuant to Clause 10.3(b) and the Index Figure relating to the relevant month is subsequently published while the Loan is still outstanding, then:
(i)	in relation to a payment of principal or interest in respect of the Loan other than upon final repayment of such Loan (save for amounts payable by the Borrower under Clauses 6.4 (Withholding Tax), 6.5 (Shortfall) or 9.5 (Hedge Termination Amounts)), the principal or interest (as the case may be) next payable after the date of such subsequent publication shall be increased or reduced by an amount equal to (respectively) the shortfall or excess of the amount of the relevant payment made on the basis of the Index Figure applicable by virtue of Clause 10.3(b), below or above the amount of the relevant payment that would have been due if the Index Figure subsequently published had been published on or before the fourteenth business day before the date for payment; and

(ii)	in relation to a payment of principal or interest upon final repayment, no subsequent adjustment to amounts paid will be made.
10.4	Cessation of or fundamental changes to the Index
(a)	If:
(i)	the Lender and the Borrower have been notified by the Index Calculation Agent that the Index has ceased to be published; or

(ii)	any change is made to the coverage or the basic calculation of the Index which constitutes a fundamental change which would, in the opinion of the Index Calculation Agent acting solely on the advice of the Indexation Adviser, be materially prejudicial to the interests of the Lender, the Index Calculation Agent will give written notice of such occurrence to the Borrower, and the Borrower and the Index Calculation Agent together shall seek to agree for the purpose of the Loan one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Borrower and the Lender in no better and no worse a position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made.
(b)	If the Borrower and the Index Calculation Agent fail to reach agreement as mentioned above within 20 business days following the giving of notice as mentioned in Clause 10.4(a), a bank or other person in London shall be appointed by the Index Calculation Agent and the Borrower, or, failing agreement on and the making of such appointment within 20 business days following the expiry of the 20 business day period referred to above, by the Index Calculation Agent (in either case, such bank or other person so appointed being referred to as the “Expert”), to determine for the purpose of the Loan one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Borrower and the Lender in no better and no worse a position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made. Any Expert so appointed shall act as an expert and not as an arbitrator and all fees, costs and expenses of the Expert and of the Indexation Adviser and of either of the Borrower and the Index Calculation Agent in connection with such appointment shall be borne by the Borrower but must be agreed to by the Borrower (acting reasonably) prior to the appointment of such Expert. In this Clause 10 “business day” means any day on which commercial banks and foreign exchange markets are open for business in London.

(c)	The Index shall be adjusted or replaced by a substitute index as agreed by the Borrower and the Index Calculation Agent or as determined by the Expert pursuant to the foregoing paragraphs, as the case may be, and references in this Agreement to the Index and to any Index Figure shall be deemed to be amended in such manner as the Borrower and the Index Calculation Agent agree, and the Index Calculation Agent notifies to the Borrower to give effect to such adjustment or replacement. Such amendments shall be effective from the date of such notification and shall be binding upon the Borrower and the Lender.
11.	INTEREST

11.1	Rate of Interest

The Loan will bear interest (adjusted for indexation in accordance with Clause 10 (Indexation)) at the Interest Rate.

11.2	Payment of Interest
(a)	Interest will (subject to Clause 12 (Tax Gross-up and Indemnities)) accrue from day to day on the Loan commencing from the Utilisation Date and will be payable by the Borrower (each such payment a “Scheduled Interest Payment”) semi-annually on each Loan Payment Date immediately preceding each Scheduled Payment Date listed in Schedule 5 (Scheduled Payment Dates). The amount of interest payable in respect of each £100,000 in nominal amount of the Loan (or proportion thereof) on each Loan Payment Date is the amount set out in a schedule (or proportion thereof) to be delivered by the Lender to the Borrower before the first Loan Payment Date against the Scheduled Payment Date falling immediately after such Loan Payment Date (adjusted for indexation in accordance with Clause 10 (Indexation)).

(b)	The amount of interest payable in respect of the Loan for any period ending other than on a Scheduled Payment Date shall be calculated by multiplying the product of the Interest Rate and the Loan by the Day Count Fraction (such amount being adjusted for indexation in accordance with Clause 10 (Indexation)). In this Clause 11.2(b), “Day Count Fraction” means in respect of the calculation of the amount of interest for any period, subject to Clause 1.8 (Redenomination and Alternative Currencies) of the Borrower STID, the actual number of days elapsed during such period divided by 365 (or, if any of the days elapsed fall in a leap year, the sum of (i) the number of those days falling in a leap year divided by 366 and (ii) the number of those days falling in a non-leap year divided by 365).
11.3	Default interest
(a)	Interest will cease to accrue from the due date for redemption of the Loan unless the Borrower fails to pay any amount payable by it under a Facility Document, in which case default interest will be payable (“Default Interest”).

(b)	If the Borrower fails to pay any amount payable by it under the Facility Documents on its due date, Default Interest will be payable by the Borrower in an amount sufficient to allow the Lender to meet any liability to pay default interest under the Conditions 4.3 (Default Interest), 4.4 (Default Interest Payment) and 4.5 (Default Interest Calculation) of the Bond Conditions incurred by the Lender as a result, whether directly or indirectly, of the Borrower’s failure to pay such amount.
(c)	Any amounts of Default Interest arising prior to a Scheduled Payment Date will be payable by the Borrower on the immediately preceding Loan Payment Date. Any amounts of Default Interest arising after the final Scheduled Payment Date shall be immediately due and payable by the Borrower.
11.4	Notification of amount of principal and interest

The Agent shall no later than the fifteenth Business Day prior to each Scheduled Payment Date calculate the amount of principal and interest (adjusted for indexation in accordance with Clause 10 (Indexation)) due on the Loan on that Scheduled Payment Date and notify the Borrower, the Lender, the Borrower Security Trustee and the Controlling Finance Party accordingly.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions
(a)	In this Clause 12:
“Exemption” means the disapplication pursuant to Section 349A of the Taxes Act of an obligation to deduct Tax.
“Protected Party” means a Facility Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Facility Document.
“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Facility Document and is:
(i)	a Lender:
(A)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Facility Document; or

(B)	in respect of an advance made under a Facility Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments made in respect of that advance; or
(ii)	a Lender which is:
(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership, each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or
(iii)	a Treaty Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Facility Document is either:
(i)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Facility Document.
“Tax Payment” means an increased payment made by an Obligor to a Facility Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
“Treaty Lender” means a Lender which:
(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans is effectively connected.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“UK Non-Bank Lender” means a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party to this Agreement.
(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the

Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)
(A)	the relevant Lender is a UK Non-Bank Lender, or would have been a UK Non-Bank Lender were it not for any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; and

(B)	the Board of the Inland Revenue has given (and not revoked) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Obligor has notified that UK Non-Bank Lender of the precise terms of that notice; or
(iii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Facility Party entitled to the payment evidence reasonably satisfactory to that Facility Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Borrower by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation. For the avoidance of doubt, the liability of any such Lender to the Borrower for a failure to comply with this Clause 12.2(i) shall be limited to what the Borrower could recover from that Lender under Clause 12.2(j).

(j)	If the Borrower suffers a loss, liability or cost for or on account of Tax due solely to an Exemption not applying to a payment as a result of the Tax Confirmation being untrue or ceasing to be true, in respect of a UK Non-Bank Lender, otherwise than as a result of a change in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority, occurring after the date of the Lender giving such Tax Confirmation that Lender shall, within five Business Days of demand, pay to the Borrower an amount equal to such loss, liability or cost.
12.3	Tax indemnity
(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Facility Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Facility Party:
(A)	under the law of the jurisdiction in which that Facility Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Facility Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Facility Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Facility Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Facility Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Facility Party has obtained, utilised and retained that Tax Credit, the Facility Party shall pay an amount to the Obligor which that Facility Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender Tax Event

If the Lender satisfies the Bond Trustee that the Issuer would, on the next Scheduled Payment Date (as defined in the Bond Conditions), become obliged to deduct or withhold from any payment of interest or principal in respect of the Bonds (other than Default Interest) (as defined in the Bond Conditions), any amount for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by the United Kingdom or any political subdivision thereof, or any other authority thereof or any change in the application or official interpretation of such laws or regulations, then the Issuer shall, in order to avoid the relevant deduction or withholding, use its reasonable efforts to arrange its substitution of a company incorporated in another jurisdiction approved by the Bond Trustee as principal debtor under the Bonds upon satisfying the conditions for substitution of the Issuer as set out in the Bond Trust Deed.

12.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Facility Party against any cost, loss or liability that Facility Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Facility Document.

12.7	Value added tax
(a)	All consideration expressed to be payable under a Facility Document by any Party to a Facility Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Facility Party to any Party in connection with a Facility Document, that Party shall pay to the Facility Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Facility Document requires any Party to reimburse a Facility Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Facility Party against all VAT incurred by the Facility Party in respect of the costs or expenses to the extent that the Facility Party reasonably determines that it is not entitled to credit or repayment of the VAT.
13.	OTHER INDEMNITIES

13.1	Currency indemnity
(a)	If any sum due from an Obligor under the Facility Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Facility Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Facility Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Programme indemnities

The Borrower shall, on demand, indemnify the Lender against any amount payable by the Lender to:
(a)	the Bond Trustee pursuant to the Bond Trust Deed;

(b)	the Issuer Security Trustee pursuant to the Issuer Debenture or the Issuer Security Trust and Intercreditor Deed; or
in each case to the extent that such amounts are payable by the Lender as a result, whether directly or indirectly, of the Borrower breaching its obligations under any of the Facility Documents; or
(c)	each of the Rating Agencies for fees and expenses in connection with any rating or the maintenance of that rating of the Borrower; or

(d)	FSA under the FSA I&I Agreements.
13.3	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Facility Party against any cost, loss or liability incurred by that Facility Party as a result of:
(a)	the occurrence of any Acceleration Event;

(b)	a failure by an Obligor to pay any amount due under a Facility Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 24 (Sharing among the Facility Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Facility Party alone);

(d)	the reasonable costs and expenses of the Lender incurred as a result of any prepayment of the Loan under Clause 9.3(h); or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
13.4	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is an Acceleration Event or a Potential Acceleration Event; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
13.5	Exclusion from Borrower’s Indemnities and Reimbursement Obligations

Notwithstanding any other provision in the Facility Documents, the FSA I&I Agreements and any other agreement to which the Lender or the Borrower is a party, the Borrower shall not be liable to indemnify or reimburse any Facility Party or FSA in relation to any cost, loss or liability of the Facility Party or FSA of any nature arising out of or relating to the Programme (other than amounts payable pursuant to Clause 15.3 (Lender Administration Costs) by reason of:
(a)	the breach by any Borrower (as defined in the Bond Trust Deed) under a Loan Agreement (as defined in the Bond Trust Deed), other than the Borrower under this Agreement, or the holding company of any such Borrower, other than HoldCo, of any of its obligations under any such Loan Agreement, any of the relevant Borrower Security Documents (as defined in the Bond Trust Deed) or any other agreement entered into by any such Borrower in respect of such Loan Agreement (each as defined in the Bond Trust Deed);

(b)	the negligence, bad faith, wilful misconduct, misfeasance, malfeasance or theft committed by the Lender or by any Borrower (as defined in the Bond Trust Deed) other than the Borrower under this Agreement or any director, officer, employee or agent of the Lender or such Borrower in connection with the Programme;

(c)	the violation by the Lender or by any Borrower (as defined in the Bond Trust Deed) other than the Borrower under this Agreement of any domestic or foreign law, rule or regulation or any judgment, order or decree applicable to it;

(d)	the breach by the Lender of any of its contractual obligations; or

(e)	the occurrence of any FSA Default (as defined in the Bond Trust Deed) or the breach by FSA of any of its obligations under the FSA I&I Agreements in each case which is not attributable to any breach by the Borrower of any of its obligations under any of the Borrower Finance Documents or the FSA I&I Agreements,
except in the case of sub-Clauses (c) and (d) above, where such violation or breach by the Lender has occurred as a result, whether directly or indirectly, of any act or omission of the Borrower and provided that the liability of the Borrower is only excluded to the extent that any such cost, loss or liability can be reasonably attributed to the circumstances described in paragraphs (a), (b), (c), (d) or (e) above. To the extent that the Lender or any Programme Party indemnified or reimbursed by the Borrower receives more than is required to cover the relevant cost, expense, loss, claim, damages, liability or other amount for which the Borrower has indemnified or reimbursed the Lender or relevant Programme Party, the Lender or relevant Programme Party shall pay back the excess amount received on a pro rata and pari passu basis to the Borrower and any other parties that have contributed to such indemnification or reimbursement.

14.	MITIGATION BY THE LENDER

14.1	Mitigation
(a)	Each Facility Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to Clause 12 (Tax gross-up and indemnities) including transferring its rights and obligations under the Facility Documents to an Affiliate or another Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Facility Documents.
14.2	Limitation of liability
(a)	The Borrower shall indemnify each Facility Party for all costs and expenses reasonably incurred by that Facility Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Facility Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Facility Party (acting reasonably), to do so might be prejudicial to it.
15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by either of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Facility Documents executed after the date of this Agreement.
15.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent; (b) an amendment is required pursuant to Clause 25.8 (Change of currency); or (c) other Facility Documents are required to be executed after the date of this Agreement, the Borrower shall, within three Business Days of demand, reimburse the Facility Parties for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Parties in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Lender Administration Costs
(a)	The Agent shall notify the Borrower of the amount of the Lender Administration Costs which the Borrower is required to pay on the next Loan Payment Date under Clause 15.3(b) on the fifteenth Business Day prior to each Scheduled Payment Date.

(b)	The Borrower shall credit the Lender Administration Costs to the Loan Ledger on the eighth Business Day prior to each Scheduled Payment Date and on or before the second Business Day prior to each Scheduled Payment Date pay such amount to the Lender.
15.4	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Facility Party the amount of all costs and expenses (including legal fees) incurred by that Facility Party in connection with the enforcement of, or the preservation of any rights under, any Facility Document.

SECTION 7
SECURITY
16.	SECURITY
(a)	The Obligors agree that their obligations to the Facility Parties under the Facility Documents shall at all times be secured in accordance with the Borrower Debenture, the Borrower Secured Subsidiary Debentures and the HoldCo Debenture.

(b)	Each Facility Party acknowledges that its rights under the Facility Documents are subject in all respects to the Borrower STID and that the Borrower Security Trustee holds the benefit of the Borrower Security on trust for the Borrower Beneficiaries in accordance with the Borrower STID.

SECTION 8
REPRESENTATIONS, WARRANTIES AND ACCELERATION EVENTS
17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and Warranties

The Obligors represent and warrant to the Facility Parties and the Borrower Security Trustee on the terms of the Representations and Warranties and acknowledge that the Facility Parties have entered into this Agreement in reliance on the Representations and Warranties.

17.2	Repetition

The Repeating Representations and Warranties are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of the Utilisation Request and each Scheduled Payment Date.

18.	GENERAL COVENANTS
(a)	The Obligors covenant with the Facility Parties on the terms of the Covenants.

(b)	For the avoidance of doubt, a breach by an Obligor of any Covenant shall only entitle a Facility Party or the Agent on its behalf to terminate this Agreement or declare any amounts owed under the Facility Documents to be due and payable in accordance with the provisions of the Borrower STID.

(c)	The Covenants remain in force from the date of this Agreement for so long as (i) any amount is outstanding under this Agreement or any other Facility Document entered into in relation to this Agreement or (ii) any Commitment is in force. For the avoidance of doubt, this Clause 18(c) relates only to the Covenants to the extent they apply to this Agreement and the Facility Documents and not to any other Borrower Finance Document.
19.	ACCELERATION EVENTS

Consequences of Acceleration Events

If an Acceleration Event has occurred and is continuing then subject to the terms of the Borrower STID, the Borrower Security Trustee or the Qualifying Debt Representative in relation to the Loan shall if so directed by the Controlling Finance Party, and the Agent shall, if so directed by the Lender, by notice to the Borrower:
(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan shall become immediately due and payable at the Indexed Loan Amount, and all other amounts accrued or outstanding under the Facility Documents, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable at the Indexed Loan Amount and all other amounts (including interest) accrued or outstanding, on demand, whereupon it shall immediately become payable on demand by the Borrower Security Trustee or the Qualifying Debt Representative on the instruction of the Controlling Finance Party or the Agent on the instruction of the Lender; and/or

(d)	require the Borrower to pay the Premium Supplement.

SECTION 9
CHANGES TO PARTIES
20.	CHANGES TO THE LENDER

20.1	Conditions of assignment or transfer
(a)	The consent of the Borrower is required for an assignment or transfer by the Lender, unless the assignment or transfer is to an Affiliate of the Lender or an Acceleration Event is continuing.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed.

(c)	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Facility Parties as it would have been under if it was an Original Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 20.4 (Procedure for transfer) is complied with.

(e)	If:
(i)	the Lender (the “Existing Lender”) assigns or transfers any of its rights or obligations under the Facility Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities), then the person to whom the Lender assigns or transfers any of its rights or obligations (the “New Lender”) or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office, as the case may be, would have been if the assignment, transfer or change had not occurred.

20.2	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

20.3	Limitation of responsibility of Existing Lender
(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Facility Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Facility Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Facility Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Facility Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Facility Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Facility Documents or any Commitment is in force.
(c)	Nothing in any Facility Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 20; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Facility Documents or otherwise.
20.4	Procedure for transfer
(a)	Subject to the conditions set out in Clause 20.1 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Facility Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Facility Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as the “Lender”.
20.5	Disclosure of information
(a)	The Lender may disclose to any of its Affiliates and any other person:
(i)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom the Lender enters into (or may potentially enter into) any subparticipation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Group or Parent or any of its Subsidiaries and the Facility Documents as the Lender shall consider appropriate if, in relation to (i) or (ii), the person to whom the information is given has entered into a confidentiality agreement with the relevant Obligor. Subject to Clause 20.5(b), this Clause supersedes any previous agreement relating to the confidentiality of this information.

(b)	This Clause 20.5 does not in any way limit the provisions of Clauses 7.2 (Delivery of Accounts), 7.4 (Investor Report), 8.1 (Notification of Trigger Events etc.) or 8.13 (Facilitation of Programme) of the Borrower STID.
20.6	Borrower STID and Security
(a)	Each New Lender shall accede to the Borrower STID by entry into an accession agreement in the form set out in Schedule 4 (Form of Deed of Accession) to the Borrower STID.

(b)	Both the New Lender and the Existing Lender shall take all steps necessary to ensure the transfer of the benefit of any security relating to the transfer or assignment and shall share (in a proportion to be agreed) any costs attributable to the transfer of such security.
21.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Facility Documents.

SECTION 10
THE FACILITY PARTIES
22.	ROLE OF THE AGENT

22.1	Appointment of the Agent and Index Calculation Agent
(a)	Each other Facility Party appoints the Agent to act as its agent under and in connection with the Facility Documents and the Index Calculation Agent to act as its agent.

(b)	Each other Facility Party authorises the Agent and the Index Calculation Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Index Calculation Agent under or in connection with the Facility Documents together with any other incidental rights, powers, authorities and discretions.
22.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Facility Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing an Acceleration Event or a Potential Acceleration Event and stating that the circumstance described is an Acceleration Event or a Potential Acceleration Event, it shall promptly notify the Lender.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Facility Party under this Agreement it shall promptly notify the other Facility Parties.

(e)	The duties of the Agent and the Index Calculation Agent under the Facility Documents are solely mechanical and administrative in nature.
22.3	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or the Index Calculation Agent as a trustee or fiduciary of any other person.

(b)	The Agent and the Index Calculation Agent shall not be bound to account to the Lender for any sum or the profit element of any sum received by it for its own account.

22.4	Business with the Group

The Agent and the Index Calculation Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any Affiliate.

22.5	Rights and discretions of the Agent
(a)	The Agent and the Index Calculation Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lender) that:
(i)	No Acceleration Event or Potential Acceleration Event has occurred (unless it has actual knowledge of an Acceleration Event or Potential Acceleration Event arising under Clause 11.1.1 (Failure to Pay (Senior Finance Documents)) of the Borrower STID);

(ii)	any right, power, authority or discretion vested in any Party has not been exercised; and

(iii)	any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent and the Index Calculation Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent and the Index Calculation Agent may act in relation to the Facility Documents through its personnel and agents.

(e)	The Agent and the Index Calculation Agent may disclose to any other Party any information it believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Facility Document to the contrary, neither the Agent nor the Index Calculation Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

22.6	Lender’s instructions
(a)	Unless a contrary indication appears in a Facility Document, the Agent and the Index Calculation Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or, as the case may be, Index Calculation Agent in accordance with any instructions given to it by the Lender (or, if so instructed by the Lender, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent or, as the case may be, Index Calculation Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Lender.

(b)	Unless a contrary indication appears in a Facility Document, any instructions given by the Lender will be binding on all the Facility Parties.

(c)	the Index Calculation Agent may refrain from acting in accordance with the instructions of the Lender until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	the absence of instructions from the Lender, the Agent and the Index Calculation Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lender.

(e)	The Agent and the Index Calculation Agent are not authorised to act on behalf of the Lender (without first obtaining the Lender’s consent) in any legal or arbitration proceedings relating to any Facility Document.
22.7	Responsibility for documentation

The Agent and the Index Calculation Agent are not:
(a)	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Index Calculation Agent, an Obligor or any other person given in or in connection with any Facility Document; or

(b)	responsible for the legality, validity, effectiveness, adequacy or enforceability of any Facility Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Facility Document.
22.8	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Agent and the Index Calculation Agent will not be liable for any action taken by it under or in connection with any Facility Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent and the Index Calculation Agent in respect of any claim it might have against the Agent or, as the case may be, the Index Calculation Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Facility Document and any officer, employee or agent of the Agent or, as the case may be, the Index Calculation Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Facility Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.
22.9	Lender’s indemnity to the Agent and the Index Calculation Agent

The Lender shall indemnify the Agent and the Index Calculation Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or, as the case may be, the Index Calculation Agent (otherwise than by reason of the Agent’s or, as the case may be, the Index Calculation Agent’s gross negligence or wilful misconduct) in acting as Agent or, as the case may be, the Index Calculation Agent’s under the Facility Documents (unless the Agent or, as the case may be, the Index Calculation Agent has been reimbursed by an Obligor pursuant to a Facility Document).

22.10	Resignation of the Agent
(a)	The Agent or the Index Calculation Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Facility Parties and the Borrower.

(b)	Alternatively the Agent or the Index Calculation Agent may resign by giving notice to the other Facility Parties and the Borrower, in which case the Lender (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Lender has not appointed a successor Agent or, as the case may be, the Index Calculation Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent or, as the case may be, the Index Calculation Agent (after consultation with the Borrower) may appoint a successor Agent or, as the case may be, the Index Calculation Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent or, as the case may be, the Index Calculation Agent shall, at its own cost, make available to the successor Agent or, as the case may be, the Index Calculation Agent such documents and records and provide such assistance as the successor Agent or, as the case may be, the Index Calculation Agent may reasonably request for the purposes of performing its functions as Agent or, as the case may be, the Index Calculation Agent under the Facility Documents.

(e)	The Agent’s or, as the case may be, the Index Calculation Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent or, as the case may be, the Index Calculation Agent shall be discharged from any further obligation in respect of the Facility Documents but shall remain entitled to the benefit of this Clause 22. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Lender may, by notice to the Agent or, as the case may be, the Index Calculation Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
22.11	Confidentiality
(a)	In acting as agent for the Facility Parties the Agent and the Index Calculation Agent shall be regarded as acting through its respective agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or, as the case may be, the Index Calculation Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Index Calculation Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Facility Document to the contrary, the Agent or, as the case may be, the Index Calculation Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
22.12	Relationship with the Lender

The Agent may treat the Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from the Lender to the contrary in accordance with the terms of this Agreement.

22.13	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Facility Document, the Lender confirms to the Agent and the Index Calculation Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Facility Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Facility Document and any other agreement, Borrower Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Facility Document;

(c)	whether the Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Facility Document, the transactions contemplated by the Facility Documents or any other agreement, Borrower Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Facility Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, the Index Calculation Agent any Party or by any other person under or in connection with any Facility Document, the transactions contemplated by the Facility Documents or any other agreement, Borrower Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Facility Document.
22.14	Agent’s Management Time

Any amount payable to the Agent under Clause 13.4 (Indemnity to the Agent), Clause 15 (Costs and expenses) and Clause 22.9 (Lender’s indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lender.

22.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Facility Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Facility Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Facility Documents that Party shall be regarded as having received any amount so deducted.

23.	CONDUCT OF BUSINESS BY THE FACILITY PARTIES

No provision of this Agreement will:
(a)	subject to Clause 12.5 (Lender Tax Event), interfere with the right of any Facility Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Facility Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Facility Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
24.	SHARING AMONG THE FACILITY PARTIES

24.1	Payments to Facility Parties

If a Facility Party (a “Recovering Facility Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 25 (Payment mechanics) of this Agreement or Clause 15 (Accounts) of the Borrower STID and applies that amount to a payment due under the Facility Documents then:
(a)	the Recovering Facility Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Facility Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 25 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Facility Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Facility Party as its share of any payment to be made, in accordance with Clause 25.4 (Partial payments).
24.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Facility Parties (other than the Recovering Facility Party) in accordance with Clause 25.4 (Partial payments).

24.3	Recovering Lender’s rights
(a)	On a distribution by the Agent under Clause 24.2 (Redistribution of payments), the Recovering Facility Party will be subrogated to the rights of the Facility Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Facility Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Facility Party for a debt equal to the Sharing Payment which is immediately due and payable.
24.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Facility Party becomes repayable and is repaid by that Recovering Facility Party, then:

(a)	each Facility Party which has received a share of the relevant Sharing Payment pursuant to Clause 24.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Facility Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Facility Party for its proportion of any interest on the Sharing Payment which that Recovering Facility Party is required to pay); and

(b)	that Recovering Facility Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Facility Party for the amount so reimbursed.
24.5	Exceptions
(a)	This Clause 24 shall not apply to the extent that the Recovering Facility Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Facility Party is not obliged to share with any other Facility Party any amount which the Recovering Facility Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Facility Parties of the legal or arbitration proceedings; and

(ii)	the other Facility Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
25.	PAYMENT MECHANICS

25.1	Distributions by the Agent

Each payment received by the Agent under the Facility Documents for another Party shall, subject to Clause 25.2 (Distributions to an Obligor) and Clause 25.3 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London).

25.2	Distributions to an Obligor

The Agent may (with the consent of the Obligor) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Facility Documents or in or towards purchase of any amount of any currency to be so applied.

25.3	Clawback
(a)	Where a sum is to be paid to the Agent under the Facility Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent calculated by it to reflect its cost of funds.
25.4	Partial payments
(a)	Subject to the provisions of the Borrower STID, if the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Facility Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Facility Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Facility Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Facility Documents.
(b)	The Agent shall, if so directed by the Lender, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
25.5	No set-off by an Obligor

All payments to be made by an Obligor under the Facility Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.6	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
25.7	Currency of account
(a)	Subject to paragraphs (b) to (e) below, Sterling is the currency of account and payment for any sum due from an Obligor under any Facility Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

25.8	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Facility Documents to, and any obligations arising under the Facility Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.
26.	NOTICES

26.1	Communications

Any communication to be made under or in connection with this Agreement shall be made in accordance with Clause 20 (Notices) of the Borrower STID.

26.2	Address for notices

In addition to the provisions of Clause 6.1 (Communications), the address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Lender for any communication or document to be made or delivered under or in connection with this Agreement is that notified in writing to the Agent on or prior to the date on which it becomes a Party.

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Facility Document, the entries made in the accounts maintained by a Facility Party are prima facie evidence of the matters to which they relate.

27.2	Certificates and Determinations

Any certification or determination by a Facility Party of a rate or amount under any Facility Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any Default Interest, commission or fee accruing under a Facility Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed divided by 365 (or, if any of the days elapsed falls in a leap year, the sum of: (a) the number of those days falling in the leap year divided by 366; and (b) the number of those days falling in a non-leap year divided by 365).

28.	PARTIAL INVALIDITY

If, at any time, any provision of the Facility Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Facility Party, any right or remedy under the Facility Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

30.1	Required consents
(a)	Subject to Clause 30.2 (Exceptions) and the Borrower STID, any term of the Facility Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Facility Party, any amendment or waiver permitted by this Clause.
30.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	an extension to the date of payment of any amount under the Facility Documents;

(ii)	a reduction in the Interest Rate or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iii)	an increase in or any extension of any Commitment;

(iv)	a change to an Obligor;

(v)	Clause 3.2 (Facility Party rights and obligations), Clause 20 (Changes to the Lender), Clause 24 (Sharing among the Facility Parties) or this Clause 30; or

(vi)	the release of any Borrower Security created pursuant to any Borrower Security Document or of any Charged Assets (except as provided in any Borrower Security Document), shall not be made without the prior consent of the Lender.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.
31.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
32.	GOVERNING LAW

This Agreement is governed by English law.

33.	JURISDICTION OF ENGLISH COURTS

33.1	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

33.2	Courts of England

The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

33.3	Other courts

This Clause 33 is for the benefit of the Facility Parties only. As a result, no Facility Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Facility Parties may take concurrent proceedings in any number of jurisdictions.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Conditions President
Conditions precedent to initial utilisation
1.	The Borrower
(a)	A copy, certified as at the date of this Agreement a true and up-to-date copy by an authorised signatory of the Borrower, of its constitutional documents.

(b)	A copy, certified as at the date of this Agreement a true and up-to-date copy by an authorised signatory of the Borrower, of a board resolution of the Borrower approving the execution, delivery and performance of the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and the terms and conditions thereof and authorising a named person or persons to sign the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and any documents to be delivered by the Borrower pursuant thereto.

(c)	A certificate of an authorised signatory of the Borrower setting out the names and signatures of the persons authorised to sign, on behalf of the Borrower, the Relevant Documents dated on or about the date of this Agreement and any documents to be delivered by the Borrower pursuant thereto.

(d)	A certificate of an authorised signatory of the Borrower confirming that borrowing the Commitment would not breach any restriction on its borrowing powers together with a copy of the resolutions of the shareholders adopting such changes to its constitutional documents as are required to allow the Borrower to give such certification (if any).

(e)	A copy, certified as at the date of this Agreement a true and up-to-date copy by an authorised signatory of the Borrower, of the Latest Financial Statements.

(f)	A copy, certified as at the date of this Agreement as a true and up-to-date copy by an authorised signatory of the Borrower, of all OFWAT approvals required, if any, in respect of the Borrower’s entry into and performance of the Relevant Documents relating to this Agreement dated on or about the date of this Agreement.

(g)	A certificate of an authorised signatory of the Borrower satisfactory to the Lenders that since the date of the Latest Financial Statements there has been no material adverse change in the business, assets, condition (financial or otherwise) of the Borrower which would materially and adversely affect the performance of the Borrower’s obligations under the Relevant Documents relating to this Agreement dated on or about the date of this Agreement.

(h)	A copy, certified as at the date of this Agreement a true and up-to-date copy by an authorised signatory of the Borrower of its Instrument of Appointment.

(i)	A solvency certificate in the agreed form, from two Directors of the Borrower.

(j)	A certificate of an authorised signatory of the Borrower confirming that no Trigger Event, Potential Trigger Event, Acceleration Event or Potential Acceleration Event has occurred and is continuing.

(k)	A copy, certified as at the date of this Agreement as a true and up-to-date copy by an authorised signatory of the Borrower, of the extract of minutes of the EGM where a special resolution was passed to approve the Reduction of Capital and the Return.

(l)	Evidence of the Court order sanctioning the Reduction of Capital and the Return after hearing the Petition.[1]
2.	HoldCo
(a)	A copy, certified as at the date of this Agreement as a true and up-to-date copy by an authorised signatory of HoldCo, of its constitutional documents.

(b)	A copy, certified as at the date of this Agreement as a true and up-to-date copy by an authorised signatory of HoldCo, of a board resolution of HoldCo approving the execution, delivery and performance of the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and the terms and conditions thereof and authorising a named person or persons to sign the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and any documents to be delivered by HoldCo pursuant thereto.

(c)	A certificate of an authorised signatory of HoldCo setting out the names and signatures of the persons authorised to sign, on behalf of HoldCo, the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and any documents to be delivered by HoldCo pursuant thereto.

(d)	A certificate of an authorised signatory of HoldCo satisfactory to the Lenders that since the date of its incorporation there has been no material adverse change in the business, assets, condition (financial or otherwise) of HoldCo which would materially and adversely affect the performance of HoldCo’s obligations under the Relevant Documents relating to this Agreement dated on or about the date of this Agreement.

(e)	A certificate of an authorised signatory of HoldCo confirming that providing the guarantee pursuant to the HoldCo Debenture would not breach any restriction on its powers together with a copy of the resolutions of the shareholders adopting such changes to its constitutional documents as are required to allow HoldCo to give such certification (if any).

[1]	RBS to confirm CPs in respect of capital reduction.

(f)	A solvency certificate in the agreed form, from two Directors of HoldCo.
3.	Borrower Secured Subsidiaries
(a)	A copy, certified as at the date of this Agreement as a true and up-to-date copy by an authorised signatory of each Borrower Secured Subsidiary, of their respective constitutional documents.

(b)	A copy, certified as at the date of this Agreement as a true and up-to-date copy by an authorised signatory of each Borrower Secured Subsidiary, of their respective board resolutions approving the execution, delivery and performance of the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and the terms and conditions thereof and authorising a named person or persons to sign the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and any documents to be delivered by each such Borrower Secured Subsidiary pursuant thereto.

(c)	A certificate of an authorised signatory of each Borrower Secured Subsidiary setting out the names and signatures of the persons authorised to sign, on behalf of the relevant Borrower Secured Subsidiary, the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and any documents to be delivered by each such Borrower Secured Subsidiary pursuant thereto.

(d)	A copy, certified as at the date of this Agreement as a true and up-to-date copy by an authorised signatory of each Borrower Secured Subsidiary, of their respective Latest Financial Statements.

(e)	A certificate of an authorised signatory of each Borrower Secured Subsidiary satisfactory to the Lenders that since the date of their respective Latest Financial Statements there has been no material adverse change in the business, assets, condition (financial or otherwise) of the relevant Borrower Secured Subsidiary which would materially and adversely affect the performance of such Borrower Secured Subsidiary’s obligations under the Relevant Documents relating to this Agreement dated on or about the date of this Agreement.

(f)	A certificate of an authorised signatory of each Borrower Secured Subsidiary confirming that providing the guarantee pursuant to the relevant Borrower Secured Subsidiary Debenture would not breach any restriction on its powers together with a copy of the resolutions of the shareholders adopting such changes to its constitutional documents as are required to allow such Borrower Secured Subsidiary to give such certification (if any).

(g)	A solvency certificate in the agreed form, from two Directors of each Borrower Secured Subsidiary.
4.	Parent

(a)	A copy, certified as at the date of this Agreement a true and up-to-date copy by an authorised signatory of Parent, of its constitutional documents.

(b)	A copy, certified as at the date of this Agreement a true and up-to-date copy by an authorised signatory of Parent, of a board resolution of Parent approving the execution, delivery and performance of the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and the terms and conditions thereof and authorising a named person or persons to sign the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and any documents to be delivered by Parent pursuant thereto.

(c)	A certificate of an authorised signatory of Parent setting out the names and signatures of the persons authorised to sign, on behalf of Parent, the Relevant Documents relating to this Agreement dated on or about the date of this Agreement and any documents to be delivered by Parent pursuant thereto.
5.	Structure Chart

A copy, certified as at the date of this Agreement a true and up-to-date copy by an authorised signatory of the Borrower, of a structure chart indicating Parent, HoldCo and all its Subsidiaries and their ownership.

6.	Accounts

Evidence in a form and substance satisfactory to the Lender that all of the Accounts (other than the Sinking Fund Account) have been opened with the appropriate banks in accordance with the Account Bank Agreement, this Agreement and the Borrower STID.

7.	Facility Documents

The Agent has received original or certified copies of the executed Facility Documents relating to this Agreement and dated on or about the date of this Agreement together with proof satisfactory to the Lenders that:
(a)	each has been duly executed, unconditionally delivered by each of the parties thereto (other than the Facility Parties) and is in full force and effect;

(b)	each is in a form and substance satisfactory to the Lenders; and

(c)	all conditions to the effectiveness thereof have been satisfied or waived (other than this condition precedent 7(c)).
8.	Ratings

The Agent on behalf of the Lenders has received satisfactory confirmation by Moody’s and S&P, that the Loan shall have a Shadow Rating of at least “Baa3” and “BBB-” respectively and that the relevant Series of Bonds to be issued under the Programme which relate to the acquisition of the Loan by Artesian Finance II plc shall have a rating of at least “Aaa” and “AAA” respectively.

9.	Legal opinions

A legal opinion of Linklaters, legal advisers to the Agent in England, substantially in the form distributed to the Original Lender prior to signing this Agreement.

A legal opinion of Allen & Overy LLP, legal advisers to the Borrower, the Borrower Secured Subsidiaries, HoldCo and Parent in England, in relation to financial assistance and the due incorporation of and corporate authority of the Borrower, the Borrower Secured Subsidiaries, HoldCo and Parent in a form acceptable to the Agent.

A legal opinion of Carey Olsen in relation to, inter alia, the Guernsey Collateral (as that term is defined in the Borrower Debenture).

10.	Litigation

A satisfactory review of any outstanding litigation involving the Borrower in order to establish that there is no litigation which is material and adverse in the context of the Loan.

11.	Credit Approval

Approval by The Royal Bank of Scotland plc’s and Financial Security Assurance (U.K.) Limited’s respective credit committees of the transactions contemplated by the Facility Documents.

12.	Subscription

Confirmation that the Lender received the net subscription funds due to it in accordance with the subscription agreement relating to the issue of Bonds under the Programme which relate to the acquisition of the Loan by the Lender.

13.	Notice of Cancellation or Prepayment

Confirmation that a notice of cancellation or, if relevant, a notice of prepayment, has been delivered by or on behalf of the Borrower to The Royal Bank of Scotland plc in relation to the £64,000,000 Secured Term Facility Agreement between the Borrower and The Royal Bank of Scotland plc dated 14 March 2005.

SCHEDULE 2
Utilisation Request
From: Bournemouth & West Hampshire Water plc

To:	[Agent]
Dated:
Dear Sirs
Bournemouth & West Hampshire Water plc — [                    ] Facility Agreement
dated [                    ] (the “Agreement”)
1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next
Business Day)

Amount:	The Commitment (being £[ ],000,000)
3.	We confirm that each condition specified in Clause 5.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Bournemouth & West Hampshire Water plc

SCHEDULE 3
Form of Transfer Certificate
Part I
To: [                    ] as Agent
From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Bournemouth & West Hampshire Water plc – [                    ] Facility Agreement
dated [                    ] (the “Agreement”)
1.	We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 20.4 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 20.4 (Procedure for transfer)

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 26.2 are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 20.3 (Limitation of responsibility of Existing Lender).

[4.]	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Facility Document is either:
(a)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Facility Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.][2]
[4./5.] This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
[5./6.] This Transfer Certificate is governed by English law.

[2]	Include if New Lender comes within paragraph (ii) of the definition of Qualifying Lender in Clause 12.1 (Definitions)

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as
[                                        ].
[Agent]
By:

PART II
TRANSFER CERTIFICATE (PAR)

TRANSFEROR:	Date:
TRANSFEREE:
This Transfer Certificate is entered into pursuant to (i) the agreement (the “Sale Agreement”) evidenced by the Confirmation dated [                    ] between the Transferor and the Transferee (acting directly or through their respective agents) and (ii) the Facility Agreement.
On the Transfer Date, the transfer by way of novation from the Transferor to the Transferee on the terms set out herein and in the Facility Agreement shall become effective subject to:
(i)	the Sale Agreement and the terms and conditions incorporated in the Sale Agreement;

(ii)	the terms and conditions annexed hereto; and

(iii)	the Schedule annexed hereto,
all of which are incorporated herein by reference.

The Transferor	The Transferor
[ ]	[ ]
By:	By:
N.B. The New Lender must also accede to the Borrower STID.

The Schedule
Facility Agreement Details:

Borrower(s):

Facility Agreement Dated:

Guarantor(s):

Agent Bank:

Security:	☐ No ☐ Yes (specify)

Total Facility Amount:

Governing Law:

Additional Information:

Transfer Details:

Nature (Revolving, Term, Acceptances

Guarantee/Letter of Credit, Other):

Final Maturity:

Participation Transferred

Commitment transferred[3]

Drawn Amount (details below):[2]

Undrawn Amount:[2]

Settlement Date:

Details of outstanding Credits[2]

Specify in respect of each Credit:

Transferred Portion (amount):

Tranche/Facility:

Nature:	☐ Term ☐ Revolver Acceptance

☐ Guarantee/Letter of Credit ☐ Other (specify)
☐ Details of other Credits are set out on the attached sheet

Administration Details

Transferor’s Receiving Account:

[3]	As at the date of the Transfer Certificate

Transferor’s Receiving Account:

Addresses:

Transferor	Transferee

[ ]	[ ]

Address:	Address:

Telephone:	Telephone:

Facsimile:	Facsimile:

Telex:	Telex:

Attn/Ref:	Attn/Ref:

TERMS AND CONDITIONS
These are the Terms and Conditions applicable to the transfer certificate including the Schedule thereto (the “Transfer Certificate”) to which they are annexed.
1.	Interpretation

In these Terms and Conditions words and expressions shall (unless otherwise expressly defined herein) bear the meaning given to them in the Transfer Certificate, the Facility Agreement or the Sale Agreement.

2.	Transfer

The Transferor requests the Transferee to accept and procure the transfer by novation of all or a part (as applicable) of such participation of the Transferor under the Facility Agreement as is set out in the relevant part of the Transfer Certificate under the heading “Participation Transferred” (the “Purchased Assets”) by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of notice specified in the Facility Agreement. On the Transfer Date the Transferee shall pay to the Transferor the Settlement Amount as specified in the pricing letter between the Transferor and the Transferee dated the date of the Transfer Certificate (adjusted, if applicable, in accordance with the Sale Agreement) and completion of the transfer will take place.

3.	Effectiveness of Transfer

The Transferee hereby requests the Agent to accept the Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of the Facility Agreement so as to take effect in accordance with the terms of the Facility Agreement on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.	Transferee’s Undertaking

The Transferee hereby undertakes with the Agent and the Transferor and each of the other parties to the Facility Documents that it will perform in accordance with its terms all those obligations which by the terms thereof will be assumed by it after delivery of the Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is to take effect.

5.	Payments

5.1	Place

All payments by either party to the other under the Transfer Certificate shall be made to the Receiving Account of that other party. Each party may designate a different account as its Receiving Account for payment by giving the other not less than five Business Days’ notice before the due date for payment.

5.2	Funds

Payments under the Transfer Certificate shall be made in the currency in which the amount is denominated for value on the due date at such times and in such funds as are customary at the time for settlement of transactions in that currency.

6.	[Transferee’s Tax Confirmation

The Transferee confirms that the person beneficially entitled to interest payable to the Transferee in its capacity as Lender in respect of an advance under a Facility Document is either:
(i)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Facility Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.]
7.	The Agent

The Agent shall not be required to concern itself with the Sale Agreement and may rely on the Transfer Certificate without taking account of the provisions of such agreement.

8.	Assignment of Rights

The Transfer Certificate shall be binding upon and enure to the benefit of each party and its successors and permitted assigns provided that neither party may assign or transfer its rights thereunder without the prior written consent of the other party.

9.	Governing Law and Jurisdiction

The Transfer Certificate (including, without limitation, these Terms and Conditions) shall be governed by and construed in accordance with the laws of England, and the parties submit to the exclusive jurisdiction of the English courts.

Each party irrevocably appoints the person described as process agent (if any) specified in the Sale Agreement to receive on its behalf service of any action, suit or other proceedings in connection with the Transfer Certificate. If any person appointed as process agent ceases to act for any reason the appointing party shall notify the other party and shall promptly appoint another person incorporated within England and Wales to act as its process agent.

SCHEDULE 4
BOND CONDITIONS
The Bonds:
(i)	are constituted pursuant to a bond trust deed (as amended, supplemented or replaced from time to time, the “Bond Trust Deed”) dated 1 May 2003 and made between Artesian Finance II plc (the “Issuer”), Financial Security Assurance (U.K.) Limited (“FSA”) and Capita IRG Trustees Limited (the “Bond Trustee”, which expression shall include any successor to Capita IRG Trustees Limited as trustee for the time being of the holders of the Bonds under the trusts declared in the Bond Trust Deed);

(ii)	are the subject of a paying agency agreement (as amended, supplemented or replaced from time to time, the “Paying Agency Agreement”) dated 16 April 2003 and made between the Issuer, Citibank, N.A. (the “Principal Paying Agent”, which expression shall include any successor to Citibank, N.A. in its capacity as such) and the Bond Trustee;

(iii)	have the benefit of unconditional and irrevocable financial guaranty insurance policies (as amended, supplemented or endorsed, each a “Bond Policy”) and issued by FSA pursuant to which the Bonds are unconditionally and irrevocably guaranteed as to scheduled payments of principal and interest. In accordance with each Bond Policy, the Issuer will enter into an insurance and indemnity agreement (each an “Insurance and Indemnity Agreement”) with FSA and each Borrower (as defined below) and an indemnification agreement (each an “Indemnification Agreement”) with FSA and The Royal Bank of Scotland plc, both dated on or about the date of the related Bond Policy;

(iv)	will be secured pursuant to a debenture (as amended, supplemented or replaced from time to time, the “Issuer Debenture”) dated 16 April 2003 between the Issuer and Capita IRG Trustees Limited (the “Issuer Security Trustee”, which expression shall include any successor to Capita IRG Trustees Limited as trustee under the trusts declared in the Issuer Security Trust and Intercreditor Deed referred to below) along with the Issuer’s liabilities under the Dealership Agreement, the Paying Agency Agreement, the Administration Agreement, the Issuer Account Bank Agreement, the Cash Management Agreement, the Corporate Services Agreement (each such term, other than the Paying Agency Agreement, as defined below), each Indemnification Agreement, each Insurance and Indemnity Agreement and each Bond Policy by first fixed and floating security over the Issuer’s assets (including an assignment of the Issuer’s rights, title, interest and benefit in, under and to all the contracts, agreements and other documents it enters into and a first fixed charge over its operating account); and

(v)	will be subject to intercreditor arrangements set out in a security trust and intercreditor deed (as amended, supplemented or replaced, the “Issuer Security Trust and Intercreditor Deed”) dated 16 April 2003 between, inter alios, the Issuer, FSA and the Issuer Security Trustee.
The Issuer has also entered into the following agreements (as amended, supplemented or replaced from time to time):
(i)	a dealership agreement (the “Dealership Agreement”) dated 16 April 2003 with The Royal Bank of Scotland plc in respect of the Bonds;

(ii)	a cash management agreement (the “Cash Management Agreement”) dated 16 April 2003 with The Royal Bank of Scotland plc as cash manager (the “Cash Manager”);

(iii)	an issuer account bank agreement (the “Issuer Account Bank Agreement”) dated 16 April 2003 with The Royal Bank of Scotland plc as Issuer Account Bank (the “Issuer Account Bank”);

(iv)	an administration agreement (the “Administration Agreement”) dated 16 April 2003 with The Royal Bank of Scotland plc as administrator (the “Administrator”); and

(v)	a corporate services agreement (the “Corporate Services Agreement”) dated 16 April 2003 with Capita Trust Company Limited as corporate services provider (the “Corporate Services Provider”).
Copies of the Bond Trust Deed, the Paying Agency Agreement, the Dealership Agreement, the Issuer Debenture, the Issuer Security Trust and Intercreditor Deed, the Administration Agreement, the Issuer Account Bank Agreement, the Cash Management Agreement, the Corporate Services Agreement, each Insurance and Indemnity Agreement, each Indemnification Agreement and each Bond Policy are available for inspection during normal business hours at the specified office of the Principal Paying Agent (as defined in the Paying Agency Agreement) (the “Specified Office”), the Bond Trustee and of any additional paying agents appointed in accordance with the Paying Agency Agreement (each a “Paying Agent”). All persons from time to time entitled to the benefit of obligations under any Bonds shall be deemed to have notice of, and shall be subject to the terms of all of the provisions of the Bond Trust Deed, the Paying Agency Agreement, the Dealership Agreement, the Issuer Debenture, the Issuer Security Trust and Intercreditor Deed, the Administration Agreement, the Issuer Account Bank Agreement, the Cash Management Agreement, the Corporate Services Agreement, each Insurance and Indemnity Agreement, each Indemnification Agreement and each Bond Policy insofar as they relate to the relevant Series.
The Bonds are issued in series (each, a “Series”). Each Series will he the subject of a pricing supplement (each, a “Pricing Supplement”), and supplementary listing particulars

(“Supplementary Listing Particulars”), copies of which will be available for inspection during normal business hours at the Specified Office of the Principal Paying Agent.
References in these Conditions to the Pricing Supplement or Supplementary Listing Particulars are to the Pricing Supplement or Pricing Supplement(s) or Supplementary Listing Particulars prepared in relation to the Bonds. In respect of any Bonds, references herein to these Conditions are to these Conditions as supplemented or modified or (to the extent thereof) replaced by the Pricing Supplement or Supplementary Listing Particulars.
Any reference in these Conditions to a matter being “specified” means as the same may be specified in the relevant Pricing Supplement or Supplementary Listing Particulars. The Bond Trustee has agreed in the Bond Trust Deed that it will, subject to being indemnified to its satisfaction, exercise any right which it may have in respect of the Bonds and the Bend Trust Deed (except in relation to certain limited matters including the right to enforce any Bond Policy and rights provided for its own personal benefit or protection and Reserved Matters (as defined in the Bond Trust Deed)) only as directed by the Controlling Creditor.
1.	Form and denomination

1.1	Form of Bonds
Bonds are issued in bearer form and are serially numbered.
1.2	Coupons and Talons
Bonds have attached thereto at the time of their initial delivery coupons (“Coupons”), presentation of which will be a prerequisite to the payment of interest save in certain circumstances specified herein. In addition, if so specified in the Pricing Supplement, such Bonds have attached thereto at the time of their initial delivery, a talon (“Talon”) for further coupons and the expression “Coupons” shall, where the context so requires, include Talons.
1.3	Denomination
Bonds are in the denominations of £1,000, £10,000 and £100,000 or such other denominations (each of which denomination is integrally divisible by each smaller denomination) specified in the relevant Pricing Supplement. Bonds of one denomination may not be exchanged for Bonds of any other denomination.
1.4	Reference Gilt
“Reference Gilt” as used in these Conditions means, on any day, such sterling obligation of the United Kingdom Government listed on the Official List maintained by the Financial Services Authority in its capacity as the UK Listing Authority and traded on London Stock Exchange plc’s market for listed securities whose duration most closely matches that of the Bonds on such day as the Bond Trustee may from time to time determine to be appropriate on the advice of a gilt-edged market maker or other adviser selected by the Issuer and approved by the Bond Trustee or in the event that the Issuer fails to select such person within a reasonable period of time, such person as the Bond Trustee in its sole discretion may determine to be the most appropriate; and for which purpose duration shall mean Macauley Duration calculated on the basis of the formula set out on page 119 of The Handbook of Fixed Income Securities Second Edition 1987, published by Dow Jones-Irwin.
2.	Title and transfer

2.1	Holders
Title to Bonds, Coupons and Talons passes by delivery. References herein to the “Holders” of Bonds, Coupons or Talons are to the bearers of such Bonds, Coupons or Talons and references to “Bondholders” are to the Holders of Bonds.
2.2	Holder is absolute owner
The Holder of any Bond, Coupon or Talon will (except as otherwise required by applicable law or regulatory requirement) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest thereof or therein, any writing thereon, or any theft or loss thereof) and no person shall be liable for so treating such Holder.
3.	Status, Bond Policies and Security

3.1	Bond Policies
The Bonds have the benefit of one or more Bond Policies, under which FSA has unconditionally and irrevocably guaranteed to the Bond Trustee for the benefit of the Holders from time to time of the Bonds or Coupons all amounts due and payable but unpaid by the Issuer in respect of scheduled payments of principal and interest under the Bonds and Coupons, all as specified in the relevant Bond Policy.
3.2	Status of the Bonds
The Bonds constitute direct and unconditional obligations of the Issuer secured in the manner described in Condition 3.5 and rank pari passu without any preference among themselves and at least pari passu with all unsubordinated and unsecured obligations of the Issuer, present and future (save fix certain mandatory exceptions provided by law).
3.3	Status of each Bond Policy
Each Bond Policy constitutes an unsecured direct, unconditional and unsubordinated obligation of FSA which ranks pari passu without any preference and at least pari passu with all other unsubordinated and unsecured obligations of FSA, present and future (save for certain mandatory exceptions provided by law).
3.4	Subrogation of FSA
Each Bond Policy provides that FSA shall be subrogated to the rights of the Bond Trustee and each Holder to receive payments from the Issues in respect of the Bonds the subject of the relevant Bond Policy to the extent of any payment by FSA thereunder. As security for, inter alia, the payment of all amounts payable by the issuer to FSA, the Issuer has charged and will from time to time charge all of its assets and revenues, including its rights in respect of loans acquired by the Issuer (each a “Loan”) in favour of the Issuer Security Trustee for the benefit of, inter alios, FSA and certain other creditors of the Issuer (including the Bond Trustee for its fees and expenses) in respect of obligations of the Issuer owed to them.
3.5	Security
The obligations of the Issuer under the Bonds are secured pursuant to the Issuer Debenture in favour of the Issuer Security Trustee for itself and on behalf of the Bond Trustee, the Bondholders, FSA, the Principal Paying Agent, the Administrator, the Cash Manager, the Issuer Account Bank and the Corporate Services Provider (each as defined herein) and any creditor who accedes to the Issuer Security Trust and Intercreditor Deed (together the “Secured Creditors”). Pursuant to the Issuer Debenture, the Issuer will secure its obligations to the Secured Creditors by granting assignments of and fixed and floating charges over the Issuer’s undertaking and assets (including the Issuer’s rights in respect of Loans, the Issuer Finance Documents (as defined below), any other documents entered into by the Issuer, the Issuer’s operating account and related security).
3.6	Issuer Security Trust and Intercreditor Deed
The Bonds are also subject to the terms of the Issuer Security Trust and Intercreditor Deed pursuant to which the exercise by the Issuer Security Trustee of rights under the Issuer Security Trust and Intercreditor Deed may, in certain circumstances, be directed by and is in most circumstances subject to the prior consent of the Controlling Creditor (as defined below).
When exercising rights in accordance with the instructions of the Controlling Creditor, the Issuer Security Trustee will not be required to have regard to the interests of the other Secured Creditors in relation to the exercise of such rights and will have no liability to the Bondholders as a consequence of so acting.
3.7	Enforcement by Issuer Security Trustee
The Issuer Security Trust and Intercreditor Deed provides that the Issuer Security Trustee will not take any steps to enforce the security created by the Issuer Debenture and/or any other security documents entered into by the Issuer unless so directed by the Controlling Creditor.
3.8	Controlling Creditor
For the purposes of these Conditions and the Bond Trust Deed, the Paying Agency Agreement, the Dealership Agreement, the Issuer Security Trust and Intercreditor Deed, the Issuer Debenture, the Cash Management Agreement, the Corporate Services Agreement, the Administration Agreement, the Issuer Account Bank Agreement, each Bond Policy, each Insurance and Indemnity Agreement, each Indemnification Agreement, each document entered into in connection with any Series Related Transaction (as defined in the Bond Trust Deed) and each other document which is defined or agreed to be an “Issuer Finance Document” under or in accordance with the Bond Trust Deed (together the “Issuer Finance Documents”), the “Controlling Creditor” shall be, until the full and complete payment by the Issuer of all sums under the Bonds, FSA unless and until: (i) such time as the Issuer Security Trustee has received notice (a copy of which shall be served on FSA) from the Bond Trustee stating that an FSA Default (as defined in Condition 6) has occurred and is continuing (and has not otherwise been waived or cured to the satisfaction of the Bond Trustee); or (ii) notwithstanding the absence of any FSA Default, no amounts could become payable by the Issuer to FSA under the Issuer Finance Documents, in which case in respect of each of (i) and (ii) the Controlling Creditor shall be the Bond Trustee. For so long as FSA is the Controlling Creditor, the rights and powers of the Bond Trustee, the Issuer Security Trustee and the Bondholders shall be subject to the rights, powers and discretions of FSA as set out in these Conditions, the Bond Trust Deed and the Issuer Security Trust and Intercreditor Deed.
3.9	Negative pledge
The Issuer agrees that it will not, at any time at which any of the Bonds remain outstanding, create or permit to subsist any encumbrance over any of its assets or any part of its business cc undertaking other than as referred to in Condition 3.5 and save for encumbrances arising as a matter of law or out of contracts having the like effect.
3.10	Priorities
The order of application of funds and the priorities of entitlement to proceeds following enforcement as between the Bondholders and other creditors of the Issuer are as set out in the Issuer Security Trust and Intercreditor Deed.
4.	Interest and Default Interest

4.1	Interest
The Bonds bear interest at the interest rate specified in the relevant Pricing Supplement
4.2	Accrual and payment
Interest will accrue from day to day on the Outstanding Principal Balance (as defined in Condition 4.7) of each Bond commencing from its date of issue (or, if different, any Interest Commencement Date specified in the relevant Pricing Supplement) and will (subject to Condition 8) be payable in arrear on each interest payment date (each a “Scheduled Payment Date”) as defined in such Pricing Supplement. Interest will cease to accrue as from the due date for redemption of a Bond unless upon due presentation or surrender thereof, payment in full of the redemption amount is improperly withheld or refused or default is otherwise made in the payment thereof, in which case default interest will be payable as described in Condition 4.3 (“Default Interest”). The amount of interest payable in respect of the Bonds on each Scheduled Payment Date (each a “Scheduled Interest Payment”) shall be specified in the relevant Pricing Supplement. The amount of interest payable in respect of the Bonds for any period ending other than on a Scheduled Payment Date shall be calculated by multiplying the product of the interest rate specified in the Pricing Supplement and the Outstanding Principal Balance by the Day Count Fraction (as defined in Condition 4.7).

4.3	Default Interest
Default Interest will accrue at the rate of interest specified in the Pricing Supplement plus one per cent, per annum (after as well as before judgment) until whichever is the earlier of:
4.3.1	the day on which all principal sums due in respect of such Bond up to that day are received by or on behalf of the relevant Bondholder; and

4.3.2	the day which is seven days after notice has been given to the Bondholders in accordance with Condition 12 that the Principal Paying Agent or the Bond Trustee has received the payment in respect of the Bonds up to such seventh day (except to the extent that there is any subsequent default in payment hi which case interest shall continue to accrue en any principal amount until such payment amounts are received by or on behalf of the relevant Bondholders).

4.4	Default Interest payment
Any amounts of Default Interest arising prior to a Scheduled Payment Date will be payable on the next Scheduled Payment Date (the “Default Interest Payment Date”). Any amounts of Default Interest arising after the final Scheduled Payment Date shall be immediately due and payable. Each period beginning on (and including) the date on which the relevant payment is improperly withheld or refused on any Default Interest Payment Date and ending on (but excluding) the next Default Interest Payment Date is a “Default Interest Period”.
4.5	Default Interest calculation
The amount of Default Interest payable in respect of each Bond for any Default Interest Period shall be calculated by multiplying the product of the relevant interest rate calculated pursuant to Condition 4.3 and the Outstanding Principal Balance (as defined in Condition 4.7) multiplied in each case by the Day Count Fraction (as defined in Condition 4.7).
4.6	Default Interest and each Bond Policy
The payment of any Default Interest is not guaranteed by FSA under any Bond Policy.
4.7	Day Count Fraction and Business Day Convention
For the purposes of these Conditions:
“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Bond for any period ending other than on a Scheduled Payment Date and subject to Condition 16, the actual number of days elapsed divided by 365 (or, if any of the days elapsed fall in a leap year, the sum of (i) the number of those days falling in a leap year divided by 366 and (ii) the number of those days in a non-leap year divided by 365).
“Modified Following Business Day” means where the Scheduled Payment Date will be postponed to the next day which is a business day in London and New York, unless the

Scheduled Payment Date falls into the next calendar month in which case it shall be brought forward to the immediately preceding business day in London and New York.
“Outstanding Principal Balance” means, in respect of a Bond, its principal amount less any amount of principal redeemed in part under Condition 5.2, 5.7 or 5.14.
5.	Redemption and purchase

5.1	Scheduled Redemption
Each Bond shall, unless previously redeemed or purchased and cancelled, be redeemed at its Outstanding Principal Balance on 30 September 2033.
5.2	Optional Redemption and FSA Redemption Option
The Issuer:
5.2.1	may at any time (subject always to satisfying the requirements in Condition 5.3.1) give a Redemption Notice (as defined in Condition 5.4) and shall thereafter redeem the Bonds in whole or in part on the applicable Redemption Date (as defined in Condition 5.4.3) at the applicable Redemption Amount (calculated in accordance with Condition 5.5); and
5.2.2	shall, on the receipt of an FSA Redemption Option Notice (subject always to satisfying the requirements in Condition 5.3.2), as soon as reasonably practicable thereafter and in any event within five days of receipt of such FSA Redemption Option Notice, give a Redemption Notice and shall thereafter redeem the Bonds in whole or in part on the applicable Redemption Date at the applicable Redemption Amount (calculated in accordance with Condition 5.5).
“FSA Redemption Option Notice” means a notice in writing given by FSA to the Issuer and the Bond Trustee stating, inter alia, its intention to exercise an FSA Redemption Option.
“FSA Redemption Option” means the right of FSA, at any time following: (i) the occurrence of an acceleration event (which is continuing) under a Loan Agreement (as defined in Condition 5.8); or (ii) in the circumstances contemplated in the relevant Bond Policy, to direct the Issuer to redeem the Bonds, in the case of (i), in an amount referable to the whole or part of the relevant defaulted Loan, or, in the case of (ii), in whole or in part.
5.3	Conditions to Optional Redemption
The Issuer shall not:
5.3.1	of give the Redemption Notice referred to in Condition 5.2.1 unless the Cash Manager has, at the Issuer’s request, confirmed to the Bond Trustee that the Issuer has the funds to redeem the Bonds as contemplated in such Redemption Notice at the relevant Redemption Amount;

5.3.2	give the Redemption Notice referred to in Condition 5.2.2 unless the Cash Manager has, at the Issuer’s request, confirmed to the Bond Trustee that either (i) FSA has deposited funds with the Issuer in an amount equal to the Redemption Amount referred to in Condition 5.2.2 (the “FSA Redemption Sum”) which funds are to be used solely to redeem the Bonds in accordance with Condition 5.2.2. or (ii) FSA has provided an unconditional and irrevocable undertaking to the Issuer and the Bond Trustee to pay the FSA Redemption Sum to the Issuer on or before the applicable Redemption Date.
The Bond Trustee shall be entitled to rely without further investigation upon a confirmation, signed by the Cash Manager, to the effect specified above.
5.4	Redemption Notice
The notice referred to in Conditions 5.2, 5.7 and 5.14 (the “Redemption Notice”) is a notice given by the Issuer to the Bond Trustee, which notice shall be signed by an authorised signatory of the Issuer, be irrevocable and specify:
5.4.1	the Bonds which are to be subject to redemption;

5.4.2	the Outstanding Principal Balance of the Bonds which are to be redeemed;

5.4.3	the due date for such redemption (the “Redemption Date”), which shall be not less than thirty days nor more than sixty days after the date on which such notice is given and otherwise as specified in the relevant Pricing Supplement;

5.4.4	(in the case of a redemption in accordance with Condition 5.2) the Redemption Amount calculated in accordance with Condition 5.5 and (in the case of a redemption in accordance with Condition 5.7 or 5.14) the Outstanding Principal Balance of such Bonds on the Redemption Date; and

5.4.5	the amount of interest payable by the Issuer upon such redemption (expressed as an amount per £1,000 nominal amount), and be (where the Bond Trustee so requires) accompanied by a confirmation in conformity with Condition 5.3 or, as the case may be, Condition 5.8 or 5.14.
5.5	Redemption Amount
The “Redemption Amount” shall be, in respect of each Bond being redeemed under Condition 5.2 or having become repayable under Condition 6.2.2, the aggregate of: (a) any payment of interest and principal due but unpaid on the Reference Date (as defined below); (b) any interest (other than under (a)) (accrued (but not due)) up to and including the relevant Redemption Date or the date on which notice is served under Condition 6.2.2 (an “Acceleration Date”), as applicable; and (c) the higher of the following:
5.5.1	the Outstanding Principal Balance of such Bonds out the relevant Redemption Date or applicable Acceleration Date; and

5.5.2	the price determined to be appropriate by the Financial Adviser as being the price at which the Gross Real Redemption Yield (as defined below) on the Bonds on the Reference Data is equal to the Gross Real Redemption Yield at 3.00 p.m. (London time) on the Reference Date en the Reference Gilt while that stock is in issue, and thereafter such UK government stock as the Relevant Person (as defined below in this Condition 5) may, with the advice of three investment banks in the gilt-edged market (selected by the Relevant Person and approved by the Bond Trustee), determine to be appropriate.
For these purposes:
“Financial Adviser” means an appropriate financial adviser in London: (i) selected by the Issuer (acting reasonably) and approved by the Bond Trustee for determining the relevant Redemption Amount pursuant to Condition 5.2.1; or (ii) selected by FSA (acting reasonably) for determining the relevant Redemption Amount pursuant to Condition 5.2.2 or 6.2.2.
“Gross Real Redemption Yield” means a yield expressed as a percentage and calculated on a basis consistent with the basis indicated by the United Kingdom Debt Management Office publication “Formulae for calculating Gilt Prices from Yields” published on 8 June 1998 with effect from 1 November 1998, page 5.
“Reference Date” means in respect of the calculation of Redemption Amount (i) under Condition 5.2.1, the date which is two Business Days before the despatch of the Redemption Notice; (ii) under Condition 5.2.2, the date of the FSA Redemption Option Notice; and (iii) under Condition 6.2, the applicable Acceleration Date.
‘Relevant Person” means: (i) the Issuer if the Redemption Amount is to be determined pursuant to Condition 5.2.1; or (ii) FSA, if the Redemption Amount is to be determined pursuant to Condition 5.2.2 or 6.2.2.
5.6	Notice to Bondholders
Following the giving of a Redemption Notice (and not less than thirty days before the date specified in such notice for the relevant redemption), the Issuer will give notice of such redemption to the Bondholders in accordance with Condition 12.
5.7	Early Redemption for Borrower Taxation Reasons
The Issuer may, if the criteria in Condition 5.8 are satisfied, having given a Redemption Notice redeem the Bonds in whole or in part at an amount representing the Outstanding Principal Balance on the Redemption Date together with interest accrued up to and including the Redemption Date specified in such notice.
5.8	Conditions to Early Redemption for Borrower Taxation Reasons
The Issuer shall not be entitled to give the Redemption Notice referred to in Condition 5.7 unless each of the following circumstances has occurred:

5.8.1	a taxation event, specified in any loan agreement between the Original Lender and a borrower (each a “Borrower”) novated to the Issuer (each a “Loan Agreement”), which entitles the relevant Borrower to repay its borrowing under such Loan Agreement to the Issuer in advance of its scheduled maturity date; and

5.8.2	the Cash Manager has confirmed at the Issuer’s request to the Bond Trustee that the Issuer has the funds to redeem the Bonds as contemplated in the Redemption Notice.
The Bond Trustee shall be entitled to rely without further investigation upon a confirmation, signed by the Cash Manager, to the effect specified above.
5.9	Partial redemption
If the Bonds are to be redeemed in part only on any date in accordance with Condition 5.2, 5.7 or 5.14, such Bonds shall be redeemed (so far as may be practicable) pro rata to their nominal amounts subject always to compliance with all applicable laws and the requirements of any stock exchange on which such Bonds may be listed.
5.10	Purchase of Bonds
The Issuer and any Borrower may at any time purchase Bonds in the open market or otherwise and at any price provided that all unmatured Talons and Coupons appertaining thereto are purchased therewith. If purchases are made by tender, tenders must be available to all Bondholders alike.
5.11	Cancellation of redeemed Bonds purchased by Issuer
All unmatured Bonds and Coupons and unexchanged Talons redeemed or purchased by the Issuer, otherwise than in the ordinary course of business of dealing m securities or as a nominee, in accordance with this Condition 5 will be cancelled forthwith and may not be reissued or resold.
5.12	Cancellation of Bonds purchased by a Borrower
All unmatured Bonds and Coupons and unexchanged Talons purchased by a Borrower pursuant to a Loan Agreement must be surrendered to the Issuer for cancellation forthwith and may not be reissued or resold. Upon cancellation of any Bonds purchased by a Borrower, such Borrower shall be deemed to have prepaid its Loan in an amount (together with accrued interest on such amount up to the date of surrender) from which the Issuer would have derived the cashflows previously required to service its obligations under the Bonds surrendered for cancellation.
5.13	Early Redemption and the Bond Policies
Save where the Bonds are redeemed pursuant to the exercise by FSA of the FSA Redemption Option, to the extent that the Redemption Amount exceeds the Outstanding Principal Balance of any Bonds to be redeemed, payment of any such excess is not guaranteed by FSA under any Bond Policy.

5.14	Early Redemption for Issuer taxation reasons
If the Issuer satisfies the Bond Trustee that the Issuer would, on the next Scheduled Payment Date, become obliged to deduct or withhold from any payment of interest or principal in respect of the Bonds (other than Default Interest), any amount for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by the United Kingdom or any political subdivision thereof, or any other authority thereof or any change in the application or official interpretation of such laws or regulations, then the Issuer shall, in order to avoid the relevant deduction or withholding, use its reasonable efforts to arrange its substitution of a company incorporated in another jurisdiction approved by the Bond Trustee as principal debtor under the Bonds upon satisfying the conditions for substitution of the Issuer as set out in the Bond Trust Deed. If the Issuer is unable to arrange such a substitution and, as a result, the obligation to make the relevant deduction or withholding is continuing, the Issuer may, having given not mare than 60 days nor less than 30 days’ notice to the Bond Trustee, the Bondholders and the Controlling Creditor in accordance with Condition 12, give a Redemption Notice and redeem the Bonds in whole or in part on any Scheduled Payment Date at their Outstanding Principal Balance on the Redemption Date together with interest accrued up to and including the Redemption Date.
The Issuer shall not be entitled to give the notice referred to above in this Condition 5.14 unless the Cash Manager has confirmed, at the Issuer’s request, to the Bond Trustee that the Issuer has the funds to redeem the Bonds as contemplated in such notice. For this purpose, the Bond Trustee shall be entitled to rely without further investigation upon a confirmation, signed by the Cash Manager, to the effect specified above.
6.	Events of Default

6.1	Repayment rights following an Event of Default
While FSA is the Controlling Creditor neither the Bondholders nor the Bond Trustee will have any right to call for repayment of the Bonds following the occurrence of an Event of Default (as defined in Condition 6.3) or for any enforcement of the security created by the Issuer Debenture and/or any other security documents entered into by the Issuer.
6.2	Occurrence of an Event of Default
If an Event of Default (as defined in Condition 6.3) shall have occurred and is continuing, then:
6.2.1	if it is of the nature described in paragraph 6.3.1(i), the Bond Trustee shall (regardless of whether an Event of Default of the nature described in any of paragraphs (ii) to (vii) of Condition 6.3.1 is also continuing or not) convene a meeting of Bondholders and shall (but shall not otherwise): (i) if so directed by an Extraordinary Resolution (as defined in the Bond Trust Deed and described in Condition 13) of the Holders of such Bonds; and (ii) if indemnified and/or furnished with security to its satisfaction, give notice to the Issuer that all Bonds are, and they shall then become, immediately due and repayable at the Outstanding Principal Balance at the date of such notice together with any accrued interest up to and including the date of such notice; and

6.2.2	if it is of the nature described in any of paragraphs 6.3.1(ii) to 6.3.1(vii), the Bond Trustee shall (unless an Event of Default of the nature described in paragraph 6.3.1(i) is then continuing), upon being: (i) so directed by FSA in accordance with and subject to the terms of the Issuer Security Trust and Intercreditor Deed; and (ii) indemnified and/or furnished with security to its satisfaction, give notice to the Issuer that all Bonds are, and they shall then become, immediately due and repayable at the Redemption Amount (calculated in accordance with Condition 5.5) at the date of such notice.
6.3	Definitions
For the purposes of these Conditions:
6.3.1	an “Event of Default” shall have occurred if:
(i)	an FSA Default (as defined in 6.3.2 below) shall have occurred and be continuing; or

(ii)	there is a failure to pay any amount of principal or interest in respect of any Bond on the due date for payment thereof; or

(iii)	the Issuer defaults in the performance or observance of any of its other obligations under or in respect of the Bonds or the Band Trust Deed and such default: (a) is, in the opinion of the Controlling Creditor, incapable of remedy; or (b) being a default which is, in the opinion of the Controlling Creditor, capable of remedy, remains unremedied for thirty days or such longer period as the Controlling Creditor may agree after the Bond Trustee has given written notice thereof to the Issuer; or

(iv)	an order is made or an effective resolution is passed for the winding-up, liquidation or dissolution of the Issuer save for the purposes of amalgamation, merger, consolidation, or other similar arrangement on terms previously approved by the Bond Trustee or by an Extraordinary Resolution of Bondholders; or

(v)	(a) any other proceedings are initiated against the Issuer under any applicable liquidation, bankruptcy, insolvency, composition, reorganisation, readjustment or other similar laws and such proceedings are not being disputed in good faith; or (b) an administrative receiver or other receiver, administrator or other similar official is appointed in relation to the Issuer or in relation to the whole or any substantial part of the undertaking or assets of the Issuer; or (c) an encumbrancer takes possession of the whole or any substantial part of the undertaking or assets of the Issuer; or (d) a distress or execution or other process is levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Issuer and in any of the foregoing cases (other than in relation to the circumstances described in (b) where no grace period shall apply) such order, appointment, possession or process (as the case may be) is not discharged or stayed or does not cease to apply within 14 days; or

(vi)	if the Issuer initiates or consents to judicial proceedings relating to itself (except in accordance with paragraph (iv) above) under any applicable liquidation, bankruptcy, insolvency, composition, reorganisation, readjustment or other similar laws or makes a conveyance or assignment for the benefit of its creditors generally; or

(vii)	anything analogous to any of the events specified in paragraphs 6.3.1(iv), 6.3.1(v) and 6.3.l(vi) occurs under the laws of any applicable jurisdiction.
6.3.2	An “FSA Default” shall have occurred if:
(i)	any amount which is due and payable by FSA under the terms of any Bond Policy is not paid by FSA on the date that it is due and payable thereunder; or

(ii)	FSA disclaims, disaffirms, repudiates and/or challenges the validity of any of its obligations under any Bond Policy or takes legal proceedings to do so; or

(iii)	any Bond Policy ceases to be in full force and effect; or

(iv)	FSA files any petition or commences any case or proceedings in respect of itself under any insolvency or bankruptcy law in any applicable jurisdiction; or

(v)	an encumbrancer takes possession of, or any receiver, administrative receiver, trustee, assignee, custodian, liquidator, administrator or similar official is appointed in respect of all or substantially all of the business or assets of FSA; or

(vi)	an administration order or a winding-up order is made against FSA (other than for the purpose of and followed by a reconstruction, unless during or following such reconstruction, FSA becomes or is declared to be insolvent); or

(vii)	anything analogous to any of the events specified in paragraph 6.3.2(iv), 6.3.2(v) or 6.3.2(vi) above occurs under the laws of any applicable jurisdiction.
6.4	Enforcement of Security
Following the occurrence of an Event of Default, the Controlling Creditor may, by notice to the Issuer Security Trustee, specify that security created by the Issuer Debenture and any other security documents entered into by the Issuer is enforceable, after which the Issuer Security Trustee shall enforce such security on the instructions of the Controlling Creditor.
7.	Taxation
All amounts payable (whether in respect of principal, interest or otherwise) in respect of the Bonds will be paid free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless and save to the extent that the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event and to that extent, the relevant amount will be paid subject to such withholding or deduction. No additional payment will be made in respect of any withholding or deduction.
8.	Payments

8.1	Payments (other than Interest)
Payment of amounts (other than interest) due in respect of Bonds will be made against presentation and surrender of the relevant Bond at the Specified Office of the Principal Paying Agent or other Paying Agent appointed.
8.2	Payment of Interest
Payment of amounts of interest due in respect of Bonds will be made against surrender of the relevant Coupons or, in the case of interest due otherwise than on a scheduled date for the payment of interest, against presentation of the relevant Bonds at the Specified Office of the Principal Paying Agent or other Paying Agent appointed.
8.3	Payment Date
Subject to Condition 16, if the due date for payment of any amount due in respect of any Bond is not:
8.3.1	a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in London and New York (a “Business Day”); and

8.3.2	a day (other than a Saturday or Sunday) on which banks are open for business in the place of presentation of the relevant Bond or, as the case may be, Coupon (a “Local Banking Day”), then the Holder thereof will not be entitled to payment thereof until the next Local Banking Day (or as otherwise specified in the Pricing Supplement) and from such day and thereafter will be entitled to receive payment by cheque on any Local Banking Day, and will be entitled to payment by transfer to a designated account on any day which is a Business Day and a Local Banking Day and no further payment on account of interest or otherwise shall be due in respect of such delay or adjustment unless there is a subsequent failure to pay in accordance with these Conditions in which event interest shall continue to accrue as provided in Condition 4.2.
8.4	Unmatured Coupons and Talons void
On early redemption in full of any Bond pursuant to Conditions 5.2, 5.7 or 5.14 all unmatured Coupons and Talons relating thereto (whether or not still attached) shall become void and no payment will be made in respect thereof.
8.5	Surrender of Talons

In relation to Bonds initially delivered with Talons attached thereto, on or after the due date for the payment of interest on which the final Coupon comprised in any Coupon sheet matures, the Talon comprised in the Coupon sheet may be surrendered at the specified office of any Paying Agent in exchange for a further Coupon sheet (including any appropriate further Talon), subject to the provisions of Condition 10 below. Each Talon shall, for the purpose of these Conditions, be deemed to mature on the same date as the final Coupon comprised in the relative Coupon sheet.
8.6	Method of payment
Payments of amounts due (whether principal or interest) in respect of Bonds will be made in the currency in which such amount is due (i) by cheque or (ii), at the option of the payee, by transfer to a sterling account specified by the payee.
8.7	No Commissions or expenses
No commissions or expenses shall be charged to the Bondholders in respect of such payments.
9.	Prescription

9.1	Time Limits on claims for payment
Claims against the Issuer for payment of principal and interest in respect of Bonds will be prescribed and become void unless made, in the case of principal, within ten years or, in the case of interest, five years after the due date for payment thereof.
9.2	Coupons issued on exchange of Talons
In relation to Bonds initially delivered with Talons attached thereto, there shall not be included in any Coupon sheet issued upon exchange of a Talon any Coupon which would be void upon issue pursuant to Condition 8 or the due date for the payment of which would fall after the due date for the redemption of the relevant Bond or which would be void pursuant to this Condition 9 or any Talon the maturity date of which would fall after the due date for redemption of the relevant Bond.
10.	Paying Agents

10.1	Appointment of Paying Agents
The Issuer reserves the right, subject to prior written approval by the Bond Trustee, at any time to vary or terminate the appointment of any Paying Agent (including the Principal Paying Agent) and to appoint additional or other Paying Agents provided that it will at all times maintain: (i) a Principal Paying Agent; and (ii) so long as the Bonds are listed on the Official List and admitted to trawling on the London Stock Exchange’s market for listed securities and/or any other stock exchange, a Paying Agent with a specified office in London and/or in such other place as may be required by the rules of such other stock exchange. The Paying Agents reserve the right at any time to change their respective specified offices to some other specified office in the same city.

Notice of all changes in the identities or specified offices of any Paying Agent will be given promptly by the Issuer to the Bondholders in accordance with Condition 12.
10.2	Agents of Issuer and Bond Trustee
The Paying Agents act solely as agents of the Issuer and, where specified in the Bond Trust Deed and the Paying Agency Agreement, as agents of the Bond Trustee and do not assume any obligations towards or relationship of agency or trust for any Holder of any Bond, Talon or Coupon and each of them shall only be responsible for the performance of the duties and obligations expressly imposed upon it in the Paying Agency Agreement.
11.	Replacement of Bonds
If any Bond, Talon or Coupon is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of any Paying Agent (each, for these purposes a “Replacement Agent”), subject to all applicable laws and the requirements of any stock exchange on which the Bonds are listed, upon payment by the claimant of all expenses incurred in connection with such replacement and upon such terms as to evidence, security, indemnity and otherwise as the Issuer and the Replacement Agent may require. Mutilated or defaced Bonds, Talons and Coupons must be surrendered before replacements will be delivered therefor.
12.	Notices

12.1	Form of notice
Notices to Holders of Bonds will, save where another means of communication has been specified herein or m the Pricing Supplement, be deemed to be validly given if published in a leading daily newspaper having general circulation in London (which is expected to be the Financial Times) or, if such publication is not practicable (with the agreement of the Bond Trustee), if published in a leading English language daily newspaper having general circulation in Great Britain. The Issuer shall also ensure that notices are duly published in compliance with the requirements of each stock exchange on which the Bonds are listed Any notice so given will be deemed to have been validly given on the date of first such publication. Holders of Coupons will be deemed for all purposes to have notice of the contents of any notice given to Holders of Bonds in accordance with this Condition.
12.2	Notice to clearing systems
A copy of all notices provided pursuant to this Condition 12 will also be given to Euroclear and Clearstream, Luxembourg, and any other relevant clearing system.
12.3	Notice when Bonds represented by a Global Bond
So long as any Bonds are represented by a Global Bond, notices in respect of those Bends may be given by delivery of the relevant notice to Euroclear or Clearstream, Luxembourg for communication by them to entitled accountholders in substitution for publication in a daily newspaper with general circulation in London.

13.	Meetings of Holders, modification and substitution

13.1	The Bond Trust Deed contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the modification of, inter alia, these Conditions, the Bond Trust Deed, the Issuer Debenture, the Issuer Security Trust and Intercreditor Deed and each Bond Policy. Any modification may, subject to the prior written consent of FSA (if FSA is then the Controlling Creditor) and the Issuer, be made if sanctioned by a resolution passed at a meeting of Bondholders duly convened and held in accordance with the Bond Trust Deed by a majority of not less than threequarters of the votes cast (an “Extraordinary Resolution”) of the Bondholders. A meeting of Bondholders will also have the power (exercisable by Extraordinary Resolution) to advise or instruct the Bond Trustee in connection with the exercise by the Bond Trustee of any of its rights, powers and discretions under the Issuer Finance Documents including, where requested by the Bond Trustee, in respect of the Entrenched Rights and Reserved Matters (as defined in the Bond Trust Deed) of the Bond Trustee, to appoint any persons (whether Bondholders or not) as a committee to represent the interests of the Bondholders and to confer upon such committee any powers which the Bondholders could themselves exercise by Extraordinary Resolution.

13.2	So long as FSA is the Controlling Creditor, the exercise by the Bond Trustee of its rights, powers and discretions other than in connection with a Reserved Matter or Entrenched Right, shall be controlled by FSA.

13.3	The quorum at any meeting convened to vote on an Extraordinary Resolution will be two or more persons holding or representing one quarter of the aggregate principal amount of the outstanding Bonds or, at any adjourned meeting, two or more persons being or representing Bondholders, whatever the principal amount of the Bonds held or represented, provided however, that the Reserved Matters (as defined in the Bond Trust Deed), which include any proposals:
(i)	to change any date fixed for payment of principal or interest in respect of the Bonds, to reduce the amount of principal or interest payable on any date in respect of the Bonds, to alter the method of calculating the amount of any payment in respect of the Bonds en redemption or maturity or the date for any such payment;

(ii)	(other than as permitted by Conditions 5.14 and 13.8 and clause 14.2 of the Bond Trust Deed) to effect the exchange or substitution of the Bonds for, or the conversion of the Bonds into shares, bonds or other obligations of the Issuer, FSA or any other person formed or to be formed;

(iii)	to change the currency in which amounts due in respect of the Bonds are payable other than any change made pursuant to Condition 16;

(iv)	to approve the release or termination of any Bond Policy otherwise than in accordance with its terms in relation to any Bonds or (other than as specified in the Bond That Deed) to approve the substitution of another entity in place of FSA as insurer thereunder;

(v)	to change the quorum required at any meeting of the Bondholders or the majority required to pass an Extraordinary Resolution; or

(vi)	to amend any Reserved Matters,
may be sanctioned only by an Extraordinary Resolution passed at a meeting of Bondholders which two or more persons holding or representing not less than three-quarters or, at any adjourned meeting, one quarter of the aggregate principal amount of the outstanding Bonds form a quorum Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the Bondholders and Couponholders whether present or not.

13.4	In addition, a resolution in writing signed by or on behalf of all Bondholders who for the time being are entitled to receive notice of a meeting of Bondholders under the Bond Trust Deed will take effect as if it were an Extraordinary Resolution. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Bondholders.

13.5	Subject as provided in the Bond Trust Deed, FSA and the Issuer are entitled to receive notice of and attend meetings of Bondholders but are not entitled to vote.

13.6	As more fully set forth in the Bond Trust Deed (and subject to the conditions and qualifications therein), the Bond Trustee may, without the consent of Bondholders, concur with the Issuer, FSA (if it is the Controlling Creditor) or any other relevant parties in making: (i) any modification of these Conditions, the Bond Trust Deed, the Bond Policy or any other Issuer Finance Documents which is (in the opinion of the Bond Trustee) of a formal, minor or technical nature or is made to correct a manifest error; and (except as mentioned in the Bond Trust Deed) (ii) any other modification and any waiver or authorisation of any breach or proposed breach of these Conditions or any such document which is in the opinion of the Bond Trustee not materially prejudicial to the interests of the Bondholders. Any such modification, waiver or authorisation shall be binding on the Holders of all Bonds and Coupons and, if the Bond Trustee so requires, notice thereof shall be given by the Issuer to the Bondholders as seat as practicable thereunder.

13.7	So long as FSA is then the Controlling Creditor, the Bond Trustee will, other than in respect of, or determining the occurrence of, a Reserved Matter or an Entrenched Right, act in accordance with the instructions of FSA in respect of any such modification, waiver or authorisation.

13.8	As more fully set forth in the Bond Trust Deed (and subject to the conditions and qualifications therein), the Bond Trustee may also agree with the Issuer, but subject to the prior written consent of FSA (if FSA is then the Controlling Creditor), without the consent of the Bondholders relating thereto to the substitution of another corporation in place of the Issuer as principal debtor in respect of the Bond Trust Deed and the Bonds, and subject to the Bonds and the Coupons relating thereto continuing to carry the unconditional guarantee of FSA.

13.9	In connection with the exercise of its powers, trusts and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Bond Trustee will have regard to the interests of the Bondholders relating thereto as a class and will not have regard to the consequences of such exercise for individual Bondholders relating thereto and the Bond Trustee shall not be entitled to require from the Issuer or FSA, nor shall any Bondholders relating thereto be entitled to claim from the Issuer, FSA or the Bond Trustee, any indemnification or other payment in respect of any consequence (including, without limitation, any tax consequence) for individual Bondholders relating thereto of any such exercise. When exercising any rights, powers, discretions relating to or contained in the Bond Trust Deed or the Bonds in accordance with the directions of FSA (if FSA is then the Controlling Creditor), the Bond Trustee shall not be required to have regard to the interests of the Bondholders in relation to the exercise of such rights, powers or discretions and shall have no liability to any Bondholders as a consequence of so acting.

14.	Indemnification of the Bond Trustee and Issuer Security Trustee

14.1	Provisions of the Bond Trust Deed
The Bond Trust Deed contains provisions for the indemnification of the Bond Trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment unless indemnified and/or secured to its satisfaction. The Bond Trustee is entitled to enter into business transactions with the Issuer, FSA and/or any entity controlling or controlled by either of them without accounting for any profit resulting therefrom.
14.2	Responsibilities of the Bond Trustee
The Bond Trust Deed contains provisions governing the responsibility of the Bond Trustee and providing for its indemnification in certain circumstances including provisions relieving it from taking proceedings against the Issuer, FSA and/or any other person unless indemnified and/or secured to its satisfaction.
14.3	Reliance on information and monitoring of compliance
The Bond Trustee may rely on the certificates signed by two directors of the Issuer or FSA, in each case delivered to it pursuant to the Bond Trust Deed, and shall not be responsible for any failure otherwise to monitor compliance with the obligations imposed on the Issuer or FSA under these Conditions, the Bond Trust Deed or the Bond Policy.
14.4	Responsibilities of Bond Trustee and Issuer Security Trustee
Under the Bond Trust Deed, the Bond Trustee is entitled to be indemnified and relieved from responsibility in certain circumstances and certain moneys received by the Bond Trustee will be applied to pay its remuneration, costs and expenses in priority to the clams of the Bondholders. In addition the Bond Trustee is entitled to enter into business transactions with the Issuer, the FSA, the Bondholders and any entity related to the Issuer or FSA without accounting for any profit.

Neither the Bond Trustee nor the Issuer Security Trustee have investigated, nor are they responsible or liable for any loss arising as a result of any failure to investigate, the validity, value, sufficiency or enforceability of the security created by the Issuer Finance Documents or the validity or enforceability of any contracts over which such security is created and both the Bond Trustee and the Issuer Security Trustee shall accept without investigation, requisition or objection and without any responsibility or liability for doing so such right and title as the Issuer has to the property, assets and rights over which security is created pursuant to the Issuer Finance Documents.
The Bond Trustee has no responsibility for the validity or enforceability of the Bond Policy against FSA or any permitted assignee of FSA under the Bond Policy The Bond Trustee will not be liable to Bondholders for any loss they may suffer as a result of any vitiation of the Bond Policy resulting from any act or omission on the part of the Bond Trustee unless the consequences of such act or omission were actually known to the Bond Trustee prior to such act or omission occurring and the Bond Trustee so acted or omitted to do so negligently or in wilful default.
Neither the Bond Trustee nor the Issuer Security Trustee will be responsible for or liable for any loss which results should any deficiency arise between the amount realised in respect of the property, assets and rights over which security is given by the Issuer Finance Documents and sums due in respect of the Bonds because the Issuer Security Trustee or the Bond Trustee is liable to tax in respect of the property, assets and rights over which such security is created.
Neither the Issuer Security Trustee nor the Bond Trustee shall be responsible for monitoring the obligations of any person to the Issuer and each of them shall, until they have actual knowledge to the contrary, assume that all persons are duly performing the same.
Neither the Issuer Security Trustee nor the Bond Trustee will be obliged to take any action under the Bond Trust Deed or the Issuer Security Trust and Intercreditor Deed unless either or each is indemnified to its satisfaction in respect of any personal liability or expense which it may in its opinion incur. Protection and realisation of the security may be prevented or delayed as a result.
15.	Exercise and enforcement

15.1	Enforcement by Bond Trustee
Subject as provided in the Bond Trust Deed, and for so long as FSA is the Controlling Creditor, the Bond Trustee will exercise or enforce its rights under the Bond Trust Deed or in respect of the Bonds (other than in relation to Entrenched Rights or Reserved Matters) in accordance with the directions of FSA (provided that it has been indemnified and/or secured to its satisfaction) and will not be entitled to take any such action without the prior written consent of FSA. If FSA is not than the Controlling Creditor, the Bond Trustee will exercise or enforce its rights under the Bond Trust Deed or in respect of the Bonds in accordance with the directions of the Bondholders but the Bond Trustee shall not be bound as against the Bondholders to take any such action unless: (i) it has been so requested in writing by the holders of at least 25 per cent, in outstanding principal amount of the outstanding Bonds or has been so directed by an Extraordinary Resolution; and (ii) it has been indemnified and/or secured to its satisfaction.

The Bond Trustee is entitled to exercise its rights in relation to the Reserved Matters as it shall in its sole discretion determine.
15.2	Limits on enforcement by Bondholders
No Bondholder may take any action against the Issuer or FSA to enforce its rights in respect of the Bonds otherwise than through the Bond Trustee unless the Bond Trustee, having become bound so to proceed, fails to do so within a reasonable time and such failure is continuing.
16.	Redenomination

(i)	Notice of redenomination
The Issuer may, without the consent of the Bondholders, on giving at least 30 days’ prior notice to FSA (so long as FSA is the Controlling Creditor), the Bondholders, the Bond Trustee and the Principal Paying Agent, designate a date (the “Redenomination Date”), being a Scheduled Payment Date under the Bonds falling on or after the date on which the United Kingdom becomes a Participating Member State (as defined below).
16.2	Redenomination
Notwithstanding the other provisions of these Conditions, with effect from the Redenomination Date:
16.2.1	In the Bonds shall be deemed to be redenominated into euro in denominations which are integral multiples of euro 0.01 with an Outstanding Principal Balance for each Bond equal to the Outstanding Principal Balance of that Bond in sterling, converted into euro at the rate for conversion of such currency into euro established by the Council of the European Union pursuant to the Treaty (including compliance with rules relating to rounding in accordance with European Community regulations); provided, however, that if the Issuer determines that the then market practice in respect of the redenomination into euro 0.01 of internationally offered securities is different from that specified above, such provisions shall be deemed to be amended so as to comply with such market practice and the Issuer shall promptly notify the Bond Trustee, the Bondholders, each listing authority or stock exchange (if any) on which the Bonds are then listed or traded and the Principal Paying Agent of such deemed amendments;

16.2.2	If Bonds have been issued in definitive form:
(i)	all unmatured Coupons denominated in sterling (whether or not attached to the Bonds) will become void with effect from the date (the “Euro Exchange Date”) on which the Issuer gives notice (the “Euro Exchange Notice”) to the Bondholders and the Bond Trustee that replacement Bonds and Coupons denominated in euro are available for exchange (provided that such Bonds and Coupons are available) and no payments will be made in respect thereof;

(ii)	the payment obligations contained in all Bonds denominated in sterling will become void on the Euro Exchange Date but all other obligations of the Issuer thereunder (including the obligation to exchange such Bonds in accordance with this Condition 16) shall remain in full force and effect; and

(iii)	new Bonds and Coupons denominated in euro will be issued in exchange for Bonds and Coupons denominated in sterling in such manner as the Principal Paying Agent may specify and as shall be notified to the Bondholder in the Euro Exchange Notice;
16.2.3	all payments in respect of the Bonds (other than, unless the Redenomination Date is on or after such date as sterling ceases to be a sub-division of the euro, payments of interest in respect of periods commencing before the Redenomination Date) will be made solely in euro by cheque drawn on, or by credit or transfer to a euro account (or any other account to which mire may be credited or transferred) maintained by the payee with, a bank in the principal financial centre of any Member State of the European Communities; and

16.2.4	a Bond or Coupon may only be presented for payment on a day which is a business day in the place of presentation. In this Condition 16, “business day” means, in respect of any place of presentation, any day which is a day on which banks are open for business in such place of presentation and which is also a day on which the TARGET system is operating.

16.3	Interest
Following redenomination of the Bonds pursuant to this Condition 16:
16.3.1	where Bonds have been issued in definitive form, the amount of interest due in respect of the Bonds will be calculated by reference to the aggregate principal amount outstanding of the Bonds presented (or, as the case may be, in respect of which Coupons are presented) for payment by the relevant holder and the amount of such payment shall be rounded down to the nearest euro 0.01; and

16.3.2	the amount of interest payable in respect of each Band for any Scheduled Payment Date shall be calculated by applying the rate of interest specified in the relevant Pricing Supplement to the principal amount outstanding of such Bond, dividing the product by two and rounding the figure down to the nearest cure 0.01. If interest is required to be calculated for any other period, it will be calculated on the basis: (a) of the actual number of days in the period from and including the date when it started to accrue interest (the “Accrual Date”) to but excluding the date on which it falls due divided by (b) the actual number of days from and including the Accrual Date to but excluding the next following Scheduled Payment Date multiplied by two; provided, however, that, if the Issuer determines, with the agreement of the Bond Trustee, that the market practice in respect of internationally offered euro denominated securities is different from that specified above, the above shall be deemed to be amended so as to comply with such market practice and the Issuer shall promptly notify the Bondholders, each stock exchange (if any) on which the Bonds are then listed and the Principal Paying Agent of such deemed amendment.

16.4	Interpretation

In these Conditions:
“EMU” means European Economic and Monetary Union;
“enro” means the single currency introduced at the start of the third stage of EMU pursuant to the Treaty,
“Participating Member State” means a Member State of the European Communities which adopts the euro as its lawful currency in accordance with the Treaty;
the “TARGET system” means the Trans-European Automated Real-time Gross Settlement Express Transfer system; and
the “Treaty” means the Treaty establishing the European Communities, as amended by the Treaty on European Union.
17.	Further issues
The Issuer may from time to time without the consent of the Bondholders create and issue further Bonds having identical terms and conditions as the Bonds already issued in all respects (except for the issue date and the first payment of interest on them) and so that such further issue shall be consolidated and be interchangeable with each other series of Bonds issued; provided that, unless otherwise approved by an Extraordinary Resolution of the Bondholders, the Issuer provides additional assets as security for such further securities. References in these Conditions to “the Bonds” include (unless the context requires otherwise) any other Bonds issued pursuant to this Condition.
18.	Law and jurisdiction

18.1	Issuer Finance Documents (excluding the Bond Policy)
The Issuer Finance Documents (excluding the Bond Policy) are governed by, and shall be construed in accordance with, English law.
18.2	Bond Policy
Each Bond Policy is governed by, and will be construed in accordance with, the laws of the State of New York but without giving effect to the conflict of law principles thereof.
19.	Rights of third parties
No person shall have any right to enforce any term or condition of the Bonds or the Bond Trust Deed under the Contracts (Rights of Third Parties) Act 1999.

SCHEDULE 5
SCHEDULED PAYMENT DATES
Unless previously repaid or prepaid, the Borrower will, in respect of each £100,000 original principal amount outstanding of the Loan (or proportion thereof), on each Loan Payment Date immediately preceding each Scheduled Payment Date listed in the Table below, make a payment of interest determined in accordance with Clause 11 (Interest) (subject to adjustment for indexation in accordance with Clause 10 (Indexation)) of:

Scheduled Payment Date*	Scheduled Interest Payments in relation to
each £100,000 in nominal amount of the Loan
(or proportion thereof) subject to adjustment
for indexation in accordance with Clause 10
(Indexation)
(£)
30 September 2005	1373.34

31 March 2006	1541.85

30 September 2006	1541.85

31 March 2007	1541.85

30 September 2007	1541.85

31 March 2008	1541.85

30 September 2008	1541.85

31 March 2009	1541.85

30 September 2009	1541.85

31 March 2010	1541.85

30 September 2010	1541.85

31 March 2011	1541.85

30 September 2011	1541.85

31 March 2012	1541.85

30 September 2012	1541.85

31 March 2013	1541.85

30 September 2013	1541.85

31 March 2014	1541.85

30 September 2014	1541.85

31 March 2015	1541.85

Scheduled Payment Date*	Scheduled Interest Payments in relation to
each £100,000 in nominal amount of the Loan
(or proportion thereof) subject to adjustment
for indexation in accordance with Clause 10
(Indexation)
(£)
30 September 2015	1541.85

31 March 2016	1541.85

30 September 2016	1541.85

31 March 2017	1541.85

30 September 2017	1541.85

31 March 2018	1541.85

30 September 2018	1541.85

31 March 2019	1541.85

30 September 2019	1541.85

31 March 2020	1541.85

30 September 2020	1541.85

31 March 2021	1541.85

30 September 2021	1541.85

31 March 2022	1541.85

30 September 2022	1541.85

31 March 2023	1541.85

30 September 2023	1541.85

31 March 2024	1541.85

30 September 2024	1541.85

31 March 2025	1541.85

30 September 2025	1541.85

31 March 2026	1541.85

30 September 2026	1541.85

31 March 2027	1541.85

30 September 2027	1541.85

31 March 2028	1541.85

30 September 2028	1541.85

31 March 2029	1541.85

Scheduled Payment Date*	Scheduled Interest Payments in relation to
each £100,000 in nominal amount of the Loan
(or proportion thereof) subject to adjustment
for indexation in accordance with Clause 10
(Indexation)
(£)
30 September 2029	1541.85

31 March 2030	1541.85

30 September 2030	1541.85

31 March 2031	1541.85

30 September 2031	1541.85

31 March 2032	1541.85

30 September 2032	1541.85

31 March 2033	1541.85

30 September 2033	1541.85

*	Dates shown are subject to adjustment as described in the definition of Scheduled Payment Dates in the case of non-Business Days.

The Borrower
BOURNEMOUTH & WEST HAMPSHIRE WATER PLC

Address:	George Jessel House

Francis Avenue

Bournemouth

BH11 8NB

Fax No:	+44 (0)1202 597 022

Attention:	Finance Director/Company Secretary

By:	ANTHONY FERRAR
HoldCo
BOURNEMOUTH & WEST HAMPSHIRE WATER HOLDINGS LIMITED

Address:	George Jessel House

Francis Avenue

Boumemouth

BH11 8NB

Fax No:	+44 (0)1202 597 022

Attention:	Finance Director/Company Secretary

By:	ANTHONY FERRAR

The Lender
ARTESIAN FINANCE II PLC

Address:	Guildhall House

81-87 Gresham Street

London

EC2V 7QE

Fax No:	+ 44 (0)20 7600 6515

Attention:	Director
By:  KEN GRAHAM
The Index Calculation Agent and Agent
THE ROYAL BANK OF SCOTLAND PLC

Address:	135 Bishopsgate

London

EC2M 3UR

Fax No:	020 7375 5397

Attention:	Nick Kent

By:	ANDREW STUBBS

BW
BOURNEMOUTH WATER PLC

Address:	George Jessel House

Francis Avenue

Boumemouth

BH11 8NB

Fax No:	+44 (0)1202 597 022

Attention:	Finance Director/Company Secretary
By:  ANTHONY FERRAR
WHW
WEST HAMPSHIRE WATER PLC

Address:	George Jessel House

Francis Avenue

Boumemouth

BH11 8NB

Fax No:	+44 (0)1202 597 022

Attention:	Finance Director/Company Secretary
By:  ANTHONY FERRAR